Exhibit 99.11(a)

DEFINITIONS USED IN CONSOLIDATED FINANCIAL STATEMENTS

The following abbreviations or acronyms used are defined below:

Abbreviation or Acronym	Definition

ABO	Accumulated benefit obligation

AFUDC	Allowance for funds used during construction

AMR	Automated meter reading program deployed by East Ohio

AOCI	Accumulated other comprehensive income (loss)

Appalachian Gateway Project	DTI project that provides firm transportation services for new Appalachian gas supplies in West Virginia and southwestern Pennsylvania to an interconnection with Texas Eastern Transmission, LP at Oakford, Pennsylvania

AROs	Asset retirement obligations

bcf	Billion cubic feet

Blue Racer	Blue Racer Midstream, LLC, Dominion’s joint venture with Caiman Energy II, LLC

CAA	Clean Air Act

CAP	IRS Compliance Assurance Process

CERCLA	Comprehensive Environmental Response, Compensation and Liability Act of 1980

Company	Dominion Gas

Dominion	The legal entity, Dominion Resources, Inc., one or more of Dominion Resources, Inc.’s consolidated subsidiaries or operating segments or the entirety of Dominion Resources, Inc. and its consolidated subsidiaries

Dominion Gas	The entirety of Dominion Gas Holdings, LLC and its consolidated subsidiaries

Dominion Iroquois	Dominion Iroquois, Inc., which holds a 24.72% general partnership interest in Iroquois

DRS	Dominion Resources Services, Inc.

DTI	Dominion Transmission, Inc.

E&P	Exploration and production

East Ohio	The East Ohio Gas Company, doing business as Dominion East Ohio

EGWP	Employer Group Waiver Plan

EPA	Environmental Protection Agency

ERISA	The Employee Retirement Income Security Act of 1974

ERM	Enterprise Risk Management

FERC	Federal Energy Regulatory Commission

GAAP	U.S. generally accepted accounting principles

GHG	Greenhouse gas

F-1

Abbreviation or Acronym	Definition

Hope	Hope Gas, Inc., doing business as Dominion Hope

House Bill 95	Ohio utility reform legislation effective September 2011

IRCA	Intercompany revolving credit agreement

Iroquois	Iroquois Gas Transmission System L.P.

IRS	Internal Revenue Service

Joint Committee	U.S. Congressional Joint Committee on Taxation

LIFO	Last-in-first-out inventory method

Line TPL-2A	An approximately 11-mile, 30-inch gas gathering pipeline extending from Tuscarawas County, Ohio to Harrison County, Ohio

Line TL-388	A 37-mile, 24-inch gas gathering pipeline extending from Texas Eastern, LP in Noble County, Ohio to its terminus at Dominion’s Gilmore Station in Tuscarawas County, Ohio

Line TL-404	An approximately 26-mile, 24- and 30- inch gas gathering pipeline that extends from Wetzel County, West Virginia to Monroe County, Ohio

Medicare Act	The Medicare Prescription Drug, Improvement and Modernization Act of 2003

Medicare Part D	Prescription drug benefit introduced in the Medicare Act

NAV	Net asset value

NGLs	Natural gas liquids

Northern System	Collection of approximately 131 miles of various diameter natural gas pipelines in Ohio

NOX	Nitrogen oxide

NSPS	New Source Performance Standards

Ohio Commission	Public Utilities Commission of Ohio

PIPP	Percentage of Income Payment Plan deployed by East Ohio

PIR	Pipeline Infrastructure Replacement program deployed by East Ohio

REIT	Real estate investment trust

SEC	Securities and Exchange Commission

U.S.	United States of America

UEX Rider	Uncollectible Expense Rider deployed by East Ohio

VEBA	Voluntary Employees’ Beneficiary Association

VIE	Variable interest entity

West Ohio	Dominion West Ohio Gas Division, a division of East Ohio

Western System	Collection of approximately 212 miles of various diameter natural gas pipelines and three compressor stations in Ohio

F-2

Exhibit 99.11(b)

REPORT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Dominion Gas Holdings, LLC

Richmond, Virginia 23219

We have audited the accompanying consolidated balance sheets of Dominion Gas Holdings, LLC and subsidiaries (a wholly-owned subsidiary of Dominion Resources, Inc.) (the “Company”) at December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Dominion Gas Holdings, LLC at December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

March 28, 2014

Richmond, Virginia

Dominion Gas Holdings, LLC

Consolidated Statements of Income

Year Ended December 31,	2013	2012	2011
(millions)
Operating Revenue(1)	$1,937	$1,677	$1,878

Operating Expenses
Purchased gas(1)	323	235	346
Other energy-related purchases	93	41	18
Other operations and maintenance
Affiliated suppliers	70	112	109
Other(2)(3)	353	223	541
Depreciation and amortization	188	176	163
Other taxes	148	140	145

Total operating expenses	1,175	927	1,322

Income from operations	762	750	556

Other income	28	37	37
Interest and related charges(1)	28	40	44

Income from operations before income taxes	762	747	549
Income tax expense	301	288	207

Net Income	$461	$459	$342

(1)	See Note 20 for amounts attributable to affiliates.
(2)	Includes gains on the sales of assets of $122 million and $176 million in 2013 and 2012, respectively.
(3)	See Note 3 for amounts attributable to affiliates.

The accompanying notes are an integral part of Dominion Gas’ Consolidated Financial Statements.

Dominion Gas Holdings, LLC

Consolidated Statements of Comprehensive Income

Year Ended December 31,	2013	2012	2011
(millions)
Net income	$461	$459	$342
Other comprehensive income (loss), net of taxes:
Net deferred gains (losses) on derivatives-hedging activities, net of $(27), $(10) and $46 tax	39	13	(70)
Changes in net unrecognized pension and other postretirement benefit costs, net of $(18), $5 and $9 tax	26	(7)	(14)
Amounts reclassified to net income:
Net derivative losses-hedging activities, net of $(5), $(13) and $(26) tax	11	20	40
Net pension and other postretirement benefit costs, net of $(4), $(4) and $(3) tax	6	5	5

Other comprehensive income (loss)	82	31	(39)

Comprehensive income	$543	$490	$303

The accompanying notes are an integral part of Dominion Gas’ Consolidated Financial Statements.

Dominion Gas Holdings, LLC

Consolidated Balance Sheets

At December 31,	2013	2012
(millions)
ASSETS
Current Assets
Cash and cash equivalents	$8	$12
Customer receivables (less allowance for doubtful accounts of $5 and $4)	311	271
Other receivables (less allowance for doubtful accounts of $1 at both dates)	2	10
Affiliated receivables	41	74
Affiliated advances	—	75
Prepayments	67	80
Inventories:
Materials and supplies	56	56
Gas stored	7	7
Deferred income taxes	89	102
Regulatory assets	79	71
Other(1)	141	58

Total current assets	801	816

Investments	106	103

Property, Plant and Equipment
Property, plant and equipment	8,240	7,809
Accumulated depreciation and amortization	(2,421)	(2,326)

Total property, plant and equipment, net	5,819	5,483

Deferred Charges and Other Assets
Goodwill	545	552
Intangible assets, net	82	84
Regulatory assets	285	414
Pension and other postretirement benefit assets(1)	1,436	1,204
Other(1)	68	33

Total deferred charges and other assets	2,416	2,287

Total assets	$9,142	$8,689

At December 31,	2013	2012
(millions)
LIABILITIES AND EQUITY
Current Liabilities
Affiliated securities due within one year	$—	$64
Accounts payable	277	239
Payables to affiliates	45	37
Affiliated current borrowings	1,342	1,887
Accrued interest, payroll and taxes	209	161
Other(1)	197	248

Total current liabilities	2,070	2,636

Long-Term Debt
Long-term debt	1,198	—
Affiliated long-term debt	—	505

Total long-term debt	1,198	505

Deferred Credits and Other Liabilities
Deferred income taxes and investment tax credits	1,977	1,832
Other(1)	470	440

Total deferred credits and other liabilities	2,447	2,272

Total liabilities	5,715	5,413

Commitments and Contingencies (see Note 18)
Equity
Membership interests	3,485	3,416
Accumulated other comprehensive loss	(58)	(140)

Total equity	3,427	3,276

Total liabilities and equity	$9,142	$8,689

(1)	See Note 20 for amounts attributable to affiliates.

The accompanying notes are an integral part of Dominion Gas’ Consolidated Financial Statements.

Dominion Gas Holdings, LLC

Consolidated Statements of Equity

	Membership Interests	Accumulated Other Comprehensive Income (Loss)	Total
(millions)
December 31, 2010	$3,049	$(132)	$2,917

Net income	342		342
Distributions	(224)		(224)
Other comprehensive loss, net of tax		(39)	(39)

December 31, 2011	3,167	(171)	2,996

Net income	459		459
Distributions	(210)		(210)
Other comprehensive income, net of tax		31	31

December 31, 2012	3,416	(140)	3,276

Net income	461		461
Equity contribution from parent	6		6
Distributions	(398)		(398)
Other comprehensive income, net of tax		82	82

December 31, 2013	$3,485	$(58)	$3,427

The accompanying notes are an integral part of Dominion Gas’ Consolidated Financial Statements

Dominion Gas Holdings, LLC

Consolidated Statements of Cash Flows

Year Ended December 31,	2013	2012	2011
(millions)
Operating Activities
Net income	$461	$459	$342
Adjustments to reconcile net income to net cash provided by operating activities:
Gains on sales of assets	(122)	(176)	—
Depreciation and amortization	188	176	163
Deferred income taxes and investment tax credits	102	294	139
Other adjustments	(3)	2	2
Changes in:
Accounts receivable	(17)	63	140
Affiliated receivables	2	(3)	(4)
Prepayments	13	(9)	15
Inventories	—	5	(8)
Accounts payable	62	(52)	(178)
Payables to affiliates	8	(12)	(14)
Accrued interest, payroll and taxes	48	(43)	(18)
Other operating assets and liabilities	(44)	(75)	3

Net cash provided by operating activities	698	629	582

Investing Activities
Plant construction and other property additions	(650)	(928)	(710)
Proceeds from sale of assets to an affiliate	113	—	—
Proceeds from sale of assets	82	—	—
Advances to affiliate, net	(5)	(14)	(10)
Other	—	(10)	(7)

Net cash used in investing activities	(460)	(952)	(727)

Financing Activities
Issuance (repayment) of affiliated current borrowings, net	(545)	549	382
Repayment and acquisition of affiliated long-term debt	(569)	(10)	(11)
Issuance of long-term debt	1,200	—	—
Distribution payments	(318)	(210)	(224)
Other	(10)	—	—

Net cash provided by (used in) financing activities	(242)	329	147

Increase (decrease) in cash and cash equivalents	(4)	6	2
Cash and cash equivalents at beginning of year	12	6	4

Cash and cash equivalents at end of year	$8	$12	$6

Supplemental Cash Flow Information
Cash paid during the year for:
Interest and related charges, excluding capitalized amounts	$31	$43	$44
Income taxes	148	67	76
Significant noncash investing and financing activities:
Accrued capital expenditures	42	62	88
Extinguishment of affiliated long-term debt in exchange for assets sold to affiliate	—	187	—
Distribution of non-cash asset (account receivable) to parent	80	—	—
Proceeds from sale of assets to affiliate not yet received	30	61	—
Conversion of affiliated current borrowings to membership interests	—	61	—

The accompanying notes are an integral part of Dominion Gas’ Consolidated Financial Statements.

Notes to Consolidated Financial Statements

NOTE 1. BASIS OF PRESENTATION AND NATURE OF OPERATIONS

Dominion Gas Holdings, LLC, a holding company formed on September 12, 2013, is a wholly-owned subsidiary of Dominion, one of the nation’s largest producers and transporters of energy. Dominion’s wholly-owned subsidiaries, DTI, East Ohio and Dominion Iroquois were contributed to Dominion Gas Holdings, LLC on September 30, 2013. This transaction was considered to be a reorganization of entities under common control and therefore the transfer of net assets to Dominion Gas was recognized at Dominion’s basis in the net assets contributed. In addition, at the transfer effective date, the transaction was accounted for as if the transfer occurred at the beginning of the earliest period presented, and prior years have been retroactively adjusted.

Dominion Gas is a single member limited liability company. In accordance with the Virginia Limited Liability Company Act and Dominion Gas’ operating agreement, Dominion, as the sole member of Dominion Gas, is not obligated for any debt, obligation or liability of Dominion Gas solely by reason of being a member of Dominion Gas. Dominion Gas has one class of membership interests, which is owned entirely by Dominion.

Dominion Gas’ operations include a regulated interstate natural gas transmission pipeline and underground storage system in the Northeast, mid-Atlantic and Midwest states, regulated gas transportation and distribution operations in Ohio, and gas gathering and processing activities primarily in West Virginia, Ohio and Pennsylvania.

The financial statements were prepared using Dominion’s historical basis in the assets and liabilities of East Ohio, DTI and Dominion Iroquois and include all revenues, costs, assets and liabilities attributed to these entities. The financial statements also include costs for certain general, administrative and corporate expenses assigned by DRS to Dominion Gas on the basis of direct and allocated methods in accordance with Dominion Gas’ services agreements with DRS. Where costs incurred cannot be determined by specific identification, the costs are allocated based on the proportional level of effort devoted by DRS resources that is attributable to Dominion Gas, determined by reference to number of employees, salaries and wages, and other similar measures for the relevant DRS department. Management believes the assumptions and methodologies underlying the allocation of general corporate overhead expenses are reasonable.

Dominion Gas manages its daily operations through one primary operating segment: Dominion Energy. It also reports a Corporate and Other segment that primarily includes specific items attributable to its operating segment that are not included in profit measures evaluated by executive management in assessing the segment’s performance and the effect of certain items recorded at Dominion Gas as a result of the recognition of Dominion’s basis in the net assets contributed.

See Note 21 for further discussion of Dominion Gas’ operating segment.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

General

Dominion Gas makes certain estimates and assumptions in preparing its Consolidated Financial Statements in accordance with GAAP. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues, expenses and cash flows for the periods presented. Actual results may differ from those estimates.

The Consolidated Financial Statements include the accounts of the wholly-owned subsidiaries, after eliminating intercompany accounts and transactions.

Dominion Gas reports certain contracts, instruments and investments at fair value. See Note 6 for further information on fair value measurements.

Dominion Gas participates in certain Dominion-sponsored pension and other postretirement benefit plans. See Note 17 for further information on these plans.

Operating Revenue

Operating revenue is recorded on the basis of services rendered, commodities delivered or contracts settled and includes amounts yet to be billed to customers. The Company collects sales taxes; however, these amounts are excluded from revenue. Dominion Gas’ customer receivables at December 31, 2013 and 2012 included $106 million and $29 million, respectively, of accrued unbilled revenue based on estimated amounts of natural gas delivered but not yet billed to its utility customers.

The primary types of sales and service activities reported as operating revenue for Dominion Gas are as follows:

•	Regulated gas sales consist primarily of state-regulated retail natural gas sales and related distribution services;

•	Nonregulated gas sales consist primarily of sales of natural gas production at market-based rates and contracted fixed prices and sales of gas purchased from third parties. Revenue from sales of gas production is recognized based on actual volumes of gas sold to purchasers and is reported net of royalties;

•	Gas transportation and storage consists primarily of regulated sales of gathering, transmission, distribution and storage services. Also included are regulated gas distribution charges to retail distribution service customers opting for alternate suppliers;

•	NGL revenue consists primarily of sales of NGL production and condensate, extracted products and associated derivative activity; and

•	Other revenue consists primarily of miscellaneous service revenue, gas processing and handling revenue and gathering revenue.

Purchased Gas—Deferred Costs

Where permitted by the Ohio Commission, the differences between East Ohio’s actual purchased gas expenses and the related levels of recovery for these expenses in current rates are deferred and matched against recoveries in future periods. The deferral of costs in excess of current period fuel rate recovery is recognized as a regulatory asset, while rate recovery in excess of current period fuel expenses is recognized as a regulatory liability.

Of the cost of energy purchases to serve utility customers, virtually all of East Ohio’s gas purchases are either subject to deferral accounting or are recovered from the customer in the same accounting period as the sale.

Income Taxes

Dominion Gas’ Consolidated Financial Statements include the income taxes of Dominion Gas Holdings, LLC, East Ohio, DTI and Dominion Iroquois. Although Dominion Gas Holdings, LLC, a single member limited liability company, is disregarded for income tax purposes, a provision for income taxes is recognized to reflect the inclusion of its business activities in the tax returns of its parent, Dominion. Under an agreement to be executed with Dominion in 2014, Dominion Gas Holdings, LLC, as a separate company, will be compensated for its tax benefits or will pay Dominion its share, if any, of taxes payable. Dominion Gas’ subsidiaries are included in Dominion’s consolidated federal income tax return. In addition, where applicable, Dominion Gas’ subsidiaries are included in combined income tax returns for Dominion and its subsidiaries which are filed in various states; otherwise, separate state income tax returns are filed. Dominion Gas’ subsidiaries participate in an intercompany tax sharing agreement with Dominion and its subsidiaries. Current income taxes are recognized based on taxable income or loss, determined on a separate company basis.

Under the agreements, if Dominion Gas or its subsidiaries incurs a net operating loss, recognition of current income tax benefits is limited to refunds of prior year taxes obtained by the carryback of the net operating loss or to the extent the net operating loss is absorbed by the taxable income of other Dominion consolidated group members. Otherwise, the net operating loss is carried forward and is recognized as a deferred tax asset until realized.

Accounting for income taxes involves an asset and liability approach. Deferred income tax assets and liabilities are provided, representing future effects on income taxes for temporary differences between the bases of assets and liabilities for financial reporting and tax purposes. Accordingly, deferred taxes are recognized for the future consequences of different treatments used for the reporting of transactions in financial accounting and income tax returns. Dominion Gas establishes a valuation allowance when it is more-likely-than-not that all, or a portion, of a deferred tax asset will not be realized. Where the treatment of temporary differences is different for rate-regulated operations, a regulatory asset is recognized if it is probable that future revenues will be provided for the payment of deferred tax liabilities.

Dominion Gas recognizes positions taken, or expected to be taken, in income tax returns that are more-likely-than-not to be realized, assuming that the position will be examined by tax authorities with full knowledge of all relevant information.

If it is not more-likely-than-not that a tax position, or some portion thereof, will be sustained, the related tax benefits are not recognized in the financial statements. Unrecognized tax benefits may result in an increase in income taxes payable, a reduction of income tax refunds receivable or changes in deferred taxes. Also, when uncertainty about the deductibility of an amount is limited to the timing of such deductibility, the increase in income taxes payable (or reduction in tax refunds receivable) is accompanied by a decrease in deferred tax liabilities. Except when such amounts are presented net with amounts receivable from or amounts prepaid to tax authorities, noncurrent income taxes payable related to unrecognized tax benefits are classified in other deferred credits and other liabilities on the consolidated balance sheets and current payables are included in accrued interest, payroll and taxes on the consolidated balance sheets.

Dominion Gas recognizes changes in estimated interest payable on net underpayments of income taxes in interest expense. Changes in interest receivable related to net overpayments of income taxes and estimated penalties that may result from the settlement of some uncertain tax positions are recognized in other income. Dominion Gas recognized interest expense of $1 million in 2013, 2012 and 2011, and less than $1 million of penalties on net underpayments in each year. At December 31, 2013 and 2012, Dominion Gas had accrued interest payable of $2 million and less than $1 million of penalties at the end of each year.

At December 31, 2013, the Consolidated Balance Sheet included $17 million of current federal income taxes payable, $23 million of current state income taxes payable, $1 million of current state income taxes receivable, $7 million of noncurrent state income taxes payable and $20 million noncurrent state income taxes receivable.

At December 31, 2012, the Consolidated Balance Sheet included $18 million of current federal income taxes receivable, $4 million of current state income taxes payable, $1 million of noncurrent federal income taxes payable, $7 million of noncurrent state income taxes payable and $20 million noncurrent state income taxes receivable.

Investment tax credits are deferred in the year qualifying property is placed in service and amortized over the service lives of the properties giving rise to the credits.

Cash and Cash Equivalents

Current banking arrangements generally do not require checks to be funded until they are presented for payment. At December 31, 2013 and 2012, Dominion Gas’ accounts payable included $7 million and $8 million, respectively, of checks outstanding but not yet presented for payment. For purposes of the Consolidated Balance Sheets and Consolidated Statements of Cash Flows, cash and cash equivalents include cash on hand, cash in banks and temporary investments purchased with an original maturity of three months or less.

Derivative Instruments

Dominion Gas uses derivative instruments such as physical and financial forwards, futures and swaps to manage commodity price and interest rate risks.

All derivatives, except those for which an exception applies, are required to be reported in the Consolidated Balance Sheets at fair value. Derivative contracts representing unrealized gain positions are reported as derivative assets. Derivative contracts representing unrealized losses are reported as derivative liabilities. One of the exceptions to fair value accounting, normal purchases and normal sales, may be elected when the contract satisfies certain criteria, including a requirement that physical delivery of the underlying commodity is probable. Expenses and revenues resulting from deliveries under normal purchase contracts and normal sales contracts, respectively, are included in earnings at the time of contract performance. Dominion Gas classifies its derivatives as either current or non-current assets or liabilities based on the anticipated settlement date.

Dominion Gas does not offset amounts recognized for the right to reclaim cash collateral or the obligation to return cash collateral against amounts recognized for derivative instruments executed with the same counterparty under the same master netting arrangement. At December 31, 2013 and 2012, Dominion Gas did not have any margin assets or liabilities related to cash collateral.

Derivative Instruments Designated as Cash Flow Hedging Instruments

Dominion Gas designates a substantial portion of its derivative instruments as cash flow hedges for accounting purposes. The cash flow hedging strategies are primarily used to hedge the variable price risk associated with the purchase and sale of natural gas and sale of NGLs and the variable interest rate risk associated with forecasted future debt issuances. For all derivatives designated as cash flow hedges, the relationship between the hedging instrument and the hedged item is formally documented, as well as the risk management objective and strategy for using the hedging instrument at the inception of the hedge. For transactions in which Dominion Gas is hedging the variability of cash flows, changes in the fair value of the derivative are reported in AOCI, to the extent effective at offsetting changes in the hedged item, until earnings are affected by the hedged item. Dominion Gas assesses whether the hedging relationship between the derivative and the hedged item is highly effective at offsetting changes in cash flows, both at the inception of the hedging relationship and on an ongoing basis. Any change in fair value of the derivative that is not effective at offsetting changes in the cash flows of the hedged item is recognized currently in earnings. Also, Dominion Gas may elect to exclude certain gains or losses on hedging instruments from the assessment of hedge effectiveness, which are recognized currently in earnings. Dominion Gas discontinues hedge accounting prospectively for derivatives that have ceased to be highly effective hedges or for which the forecasted transaction is determined to be no longer probable. Dominion Gas reclassifies any derivative gains or losses reported in AOCI to earnings when the forecasted item is included in earnings, if it should occur, or earlier, if it becomes probable that the forecasted transaction will not occur. For derivative instruments that are accounted for as cash flow hedges, the cash flows from the derivatives and from the related hedged items are classified in operating cash flows.

Dominion entered into interest rate derivative instruments to hedge its forecasted interest payments related to planned debt issuances in 2013 and 2014. These interest rate derivative instruments were designated by Dominion as cash flow hedges in 2012 and 2013, prior to the formation of Dominion Gas Holdings, LLC. For purposes of the Dominion Gas financial statements, the derivative balances, AOCI balance, and any income statement impact related to these interest rate derivative instruments entered into by Dominion have been, and will continue to be, included in Dominion Gas’ Consolidated Financial Statements as the forecasted interest payments related to the debt issuances will now occur at Dominion Gas.

Gains and losses on derivatives designated as hedges, when recognized, and gains and losses on hedging instruments determined to be ineffective are included in operating revenue, operating expenses and interest and related charges in Dominion Gas’ Statements of Income based on the nature of the underlying risk.

Valuation Methods

See Note 6 for further information about fair value measurements and associated valuation methods for derivatives. See Note 7 for further information on derivatives.

Property, Plant and Equipment

Property, plant and equipment is recorded at lower of original cost or fair value, if impaired. Capitalized costs include labor, materials and other direct and indirect costs such as asset retirement costs, AFUDC and overhead costs. The cost of repairs and maintenance, including minor additions and replacements, is generally charged to expense as it is incurred.

In 2013, 2012 and 2011, Dominion Gas capitalized AFUDC to property, plant and equipment of $5 million, $23 million and $17 million, respectively.

The undepreciated cost of gas utility and transmission property subject to cost-of-service rate regulation, less salvage value, is generally charged to accumulated depreciation at retirement. Cost of removal collections from utility customers not representing AROs are recorded as regulatory liabilities. Dominion Gas also records gains and losses on sales of assets based upon the difference between the proceeds received, if any, and the property’s net book value. For property subject to cost-of-service rate regulation that will be retired or abandoned significantly before the end of its useful life, the net carrying value is reclassified from plant-in-service when it becomes probable it will be retired or abandoned.

Depreciation of property, plant and equipment is computed on the straight-line method based on projected service lives. Dominion Gas’ average composite depreciation rates on utility property, plant and equipment are as follows:

Year Ended December 31,	2013	2012	2011
(percent)
Transmission	2.43	2.35	2.47
Distribution	2.50	2.66	2.65
Storage	2.43	2.58	2.45
Gas gathering and processing	2.39	2.50	2.52
General and other	5.93	6.09	6.26

In 2013, Dominion Gas revised the depreciation rates for East Ohio to reflect the results of a new depreciation study. This change resulted in a decrease of $8 million ($5 million after-tax) in depreciation expense in Dominion Gas’ Consolidated Statements of Income.

Depreciation and amortization related to Dominion Gas’ nonutility property, plant and equipment and E&P properties was immaterial for the years ended December 31, 2013, 2012 and 2011.

Long-Lived and Intangible Assets

Dominion Gas performs an evaluation for impairment whenever events or changes in circumstances indicate that the carrying amount of long-lived assets or intangible assets with finite lives may not be recoverable. A long-lived or intangible asset is written down to fair value if the sum of its expected future undiscounted cash flows is less than its carrying amount. Intangible assets with finite lives are amortized over their estimated useful lives.

Regulatory Assets and Liabilities

The accounting for Dominion Gas’ regulated gas operations differs from the accounting for nonregulated operations in that the Company is required to reflect the effect of rate regulation in its Consolidated Financial

Statements. For regulated businesses subject to cost-of-service rate regulation, regulatory practices that assign costs to accounting periods may differ from accounting methods generally applied by nonregulated companies. When it is probable that regulators will permit the recovery of current costs through future rates charged to customers, these costs that otherwise would be expensed by nonregulated companies are deferred as regulatory assets. Likewise, regulatory liabilities are recognized when it is probable that regulators will require customer refunds through future rates or when revenue is collected from customers for expenditures that have yet to be incurred. Generally, regulatory assets and liabilities are amortized into income over the period authorized by the regulator.

Dominion Gas evaluates whether or not recovery of its regulatory assets through future rates is probable and makes various assumptions in its analyses. The expectations of future recovery are generally based on orders issued by regulatory commissions or historical experience, as well as discussions with applicable regulatory authorities. If recovery of a regulatory asset is determined to be less than probable, it will be written off in the period such assessment is made.

Asset Retirement Obligations

Dominion Gas recognizes AROs at fair value as incurred or when sufficient information becomes available to determine a reasonable estimate of the fair value of future retirement activities to be performed. These amounts are generally capitalized as costs of the related tangible long-lived assets. Since relevant market information is not available, fair value is estimated using discounted cash flow analyses. At least annually, the Company evaluates the key assumptions underlying its AROs including estimates of the amounts and timing of future cash flows associated with retirement activities. AROs are adjusted when significant changes in these assumptions are identified. Dominion Gas reports accretion of AROs associated with its natural gas pipeline and storage well assets as an adjustment to the related regulatory liabilities when revenue is recoverable from customers for AROs. Accretion of all other AROs is reported in other operations and maintenance expense in the Consolidated Statements of Income.

Amortization of Debt Issuance Costs

Dominion Gas defers and amortizes debt issuance costs and debt premiums or discounts over the expected lives of the respective debt issues, considering maturity dates and, if applicable, redemption rights held by others. As permitted by regulatory authorities, gains or losses resulting from the refinancing of debt allocable to utility operations subject to cost-based rate regulation are deferred and amortized over the lives of the new issuances.

Non-Marketable Investments

Dominion Gas accounts for illiquid and privately held securities for which market prices or quotations are not readily available under the equity method as it has the ability to exercise significant influence, but not control, over the investee. Dominion Gas records equity method adjustments in other income in the Consolidated Statements of Income including: its proportionate share of investee income or loss, gains or losses resulting from investee capital transactions, amortization of certain differences between the carrying value and the equity in the net assets of the investee at the date of investment and other adjustments required by the equity method.

Inventories

Materials and supplies inventories are valued primarily using the weighted-average cost method. Stored gas inventory used in East Ohio distribution operations is valued using the LIFO method. Under the LIFO method, stored gas inventory was valued at $7 million at both December 31, 2013 and December 31, 2012. Based on the average price of gas purchased during 2013 and 2012, the cost of replacing the current portion of stored gas inventory exceeded the amount stated on a LIFO basis by approximately $77 million and $69 million, respectively.

Gas Imbalances

Natural gas imbalances occur when the physical amount of natural gas delivered from, or received by, a pipeline system or storage facility differs from the contractual amount of natural gas delivered or received. Dominion Gas values these imbalances due to, or from, shippers and operators at an appropriate index price at period end, subject to the terms of its tariff for regulated entities. Imbalances are primarily settled in-kind. Imbalances due to Dominion Gas from other parties are reported in other current assets and imbalances that Dominion Gas owes to other parties are reported in other current liabilities in the Consolidated Balance Sheets.

Goodwill

Dominion Gas evaluates goodwill for impairment annually as of April 1 and whenever an event occurs or circumstances change in the interim that would more-likely-than-not reduce the fair value of a reporting unit below its carrying amount.

NOTE 3. DISPOSITIONS

Sales of Pipeline Systems

In December 2012, Dominion Gas sold two pipeline systems to an affiliate for consideration of $248 million, consisting of $61 million in cash proceeds and the extinguishment of affiliated long-term debt of $187 million. The sale also resulted in a gain of approximately $176 million ($110 million after-tax).

In March 2013, Dominion Gas sold Line TL-404 to an affiliate and received approximately $47 million in cash proceeds resulting in an approximately $25 million ($14 million after-tax) gain.

In August 2013, Dominion Gas sold Line TPL-2A to an affiliate and received approximately $5 million in cash proceeds resulting in an approximately $2 million ($1 million after-tax) gain.

In September 2013, Dominion Gas sold Line TL-388 to Blue Racer and received approximately $78 million in cash proceeds resulting in an approximately $74 million ($41 million after-tax) gain.

In December 2013, Dominion Gas sold the Western System to an affiliate for $30 million in cash proceeds resulting in an approximately $3 million ($2 million after-tax) gain.

In March 2014, Dominion Gas sold the Northern System to an affiliate for $84 million in cash proceeds resulting in an approximately $50 million ($30 million after-tax) gain.

All gains discussed above are recorded in other operations and maintenance expense in Dominion Gas’ Consolidated Statements of Income.

NOTE 4. OPERATING REVENUE

Dominion Gas’ operating revenue consists of the following:

Year Ended December 31,	2013	2012	2011
(millions)
Gas sales:
Regulated	$202	$138	$170
Nonregulated	32	28	103
Gas transportation and storage	1,338	1,188	1,284
NGL revenue	292	275	260
Other	73	48	61

Total operating revenue	$1,937	$1,677	$1,878

NOTE 5. INCOME TAXES

Judgment and the use of estimates are required in developing the provision for income taxes and reporting of tax-related assets and liabilities. The interpretation of tax laws involves uncertainty, since tax authorities may interpret the laws differently. Dominion Gas is routinely audited by federal and state tax authorities. Ultimate resolution of income tax matters may result in favorable or unfavorable impacts to net income and cash flows, and adjustments to tax-related assets and liabilities could be material.

On January 2, 2013, U.S. federal legislation was enacted that provides an extension of the 50% bonus depreciation allowance for qualifying capital expenditures incurred through 2013.

In September 2013, the IRS issued final regulations that provide guidance to taxpayers on the treatment of amounts paid to acquire, produce or improve tangible property, including whether expenditures should be deducted as repairs or capitalized and depreciated on tax returns. The final regulations include a number of safe harbor tax accounting methods which a taxpayer may choose to elect and, if adopted, will not be challenged by the IRS. In addition, the IRS reissued certain temporary regulations that were also issued concurrently as proposed regulations regarding property dispositions. Although the final regulations are effective for tax years beginning on or after January 1, 2014, anticipated IRS procedural guidance for natural gas pipeline assets has not yet been issued. Although changes in tax accounting methods would be effective prospectively, implementation of certain changes requires a calculation of the cumulative effect of the change on prior years. Under IRS procedural guidance issued in January 2014, if such cumulative effect increases taxable income, it is includible in taxable income over a four-year period, beginning with the year of the change. However, if such cumulative effect decreases taxable income, the entire amount is includible in taxable income in the year of the change.

Changes in tax treatment elected by Dominion Gas or required by the regulations will impact income taxes payable, cash flows from operations and deferred taxes. Except to the extent the implementation impacts deferred taxes and, therefore, the rate base used to establish customer rates for regulated utilities, results of operations are not expected to be materially affected.

Details of income tax expense were as follows:

Year Ended December 31,	2013	2012(1)	2011(2)
(millions)
Current:
Federal	$158	$(8)	$54
State	41	2	14

Total current expense (benefit)	199	(6)	68

Deferred:
Federal	92	257	122
State	10	37	17

Total deferred expense	102	294	139

Total income tax expense	$301	$288	$207

(1)	In 2012, the current federal income tax benefit includes a $75 million benefit related to the carryback of one subsidiary’s 2012 net operating loss.
(2)	In 2011, the deferred federal income tax expense includes a $9 million benefit related to one subsidiary’s 2011 net operating loss that is expected to be used in future years.

The statutory U.S. federal income tax rate reconciles to the effective income tax rate as follows:

Year Ended December 31,	2013	2012	2011
U.S. statutory rate	35.0%	35.0%	35.0%
Increases (reductions) resulting from:
State taxes, net of federal benefit	4.3	3.4	3.6
AFUDC—equity	(0.1)	(0.6)	(0.6)
Other, net	0.3	0.7	(0.3)

Effective tax rate	39.5%	38.5%	37.7%

The Company’s deferred income taxes consist of the following:

At December 31,	2013	2012
(millions)
Deferred income taxes:
Total deferred income tax assets	$216	$260
Total deferred income tax liabilities	2,103	1,989

Total net deferred income tax liabilities	$1,887	$1,729

Total deferred income taxes:
Plant and equipment, primarily depreciation method and basis differences	$1,266	$1,199
Deferred state income taxes	182	163
Federal benefit of deferred state income taxes	(64)	(57)
Pension benefits	522	474
Other postretirement benefits	(13)	(15)
Loss and credit carryforwards	(10)	(9)
Other	4	(26)

Total net deferred income tax liabilities	$1,887	$1,729

Dominion Gas had no valuation allowances at December 31, 2013 and 2012.

At December 31, 2013, Dominion Gas had the following deductible loss carryforwards:

•	Federal loss carryforwards of $28 million that expire if unutilized during the period 2031 through 2033; and

•	State loss carryforwards of $4 million that expire if unutilized during the period 2031 through 2032.

Dominion Gas had no credit carryforwards at December 31, 2013.

A reconciliation of changes in Dominion Gas’ unrecognized tax benefits follows:

	2013	2012	2011
(millions)
Balance at January 1	$30	$30	$35
Decreases-prior period positions	(1)	—	(5)

Balance at December 31	$29	$30	$30

Certain unrecognized tax benefits, or portions thereof, if recognized, would affect the effective tax rate. Changes in these unrecognized tax benefits may result from remeasurement of amounts expected to be realized, settlements with tax authorities and expiration of statutes of limitations. These unrecognized tax benefits were $19 million, $20 million and $20 million at December 31, 2013, 2012 and 2011, respectively. The change in these unrecognized tax benefits affected income tax expense by less than $1 million in 2013 and 2012 and decreased income tax expense by $2 million in 2011.

In January 2012, the Appellate Division of the IRS informed Dominion that the Joint Committee had completed its review of the settlement of tax years 2004 and 2005 for Dominion and its consolidated subsidiaries.

In April 2012, the IRS issued its Revenue Agent Report for Dominion’s consolidated tax returns for tax years 2006 and 2007, reflecting no unresolved issues for Dominion Gas.

The IRS examination of tax years 2008, 2009 and 2010 began in the first quarter of 2012 and was later expanded to include examination of the 2011 tax year. The audit concluded in late 2013, reflecting no unresolved issues for Dominion Gas. The earliest tax year remaining open for examination of Dominion’s federal tax returns is 2012.

Effective for its 2014 tax year, Dominion has been accepted into the CAP. The CAP is a method of identifying and resolving tax issues through open, cooperative, and transparent interaction between the IRS and taxpayers prior to the filing of a return. Through the CAP, Dominion will have the opportunity to resolve complex tax matters with the IRS before filing its federal income tax returns, thus achieving certainty for such tax return filing positions accepted by the IRS. Under a Pre-CAP plan, the IRS audit of tax years 2012 and 2013 will begin in early 2014.

After considering the possibility of potential changes in the status of its remaining unrecognized tax benefits, Dominion Gas has concluded that no significant changes are reasonably possible to occur in 2014.

For each of the major states in which Dominion Gas operates, the earliest tax year remaining open for examination is as follows:

State	Earliest Open Tax Year
Pennsylvania	2010
West Virginia	2010
New York	2007

Dominion Gas is also obligated to report adjustments resulting from IRS settlements to state tax authorities. In addition, if Dominion Gas utilizes operating losses or tax credits generated in years for which the statute of limitations has expired, such amounts are subject to examination.

NOTE 6. FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date. However, the use of a mid-market pricing convention (the mid-point between bid and ask prices) is permitted. Fair values are based on assumptions that market participants would use when pricing an asset or liability, including assumptions about risk and the risks inherent in valuation techniques and the inputs to valuations. This includes not only the credit standing of counterparties involved and the impact of credit enhancements but also the impact of Dominion Gas’ own nonperformance risk on its liabilities. Fair value measurements assume that the transaction occurs in the principal market for the asset or liability (the market with the most volume and activity for the asset or liability from the perspective of the reporting entity), or in the absence of a principal market, the most advantageous market for the asset or liability (the market in which the reporting entity would be able to maximize the amount received or minimize the amount paid). Dominion Gas applies fair value measurements to certain assets and liabilities including commodity and interest rate derivative instruments and investments held in pension and other postretirement plan trusts, in accordance with the requirements described above. Dominion Gas applies credit adjustments to its derivative fair values in accordance with the requirements described above. These credit adjustments are currently not material to the derivative fair values.

Inputs and Assumptions

Dominion Gas maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. Fair value is based on actively-quoted market prices, if available. In the absence of actively-quoted market prices, Dominion Gas seeks price information from external sources, including broker quotes and industry publications. When evaluating pricing information provided by brokers and other pricing services, Dominion Gas considers whether the broker is willing and able to trade at the quoted price, if the broker quotes are based on an active market or an inactive market and the extent to which brokers are utilizing a particular model if pricing is not readily available. If pricing information from external sources is not available or if Dominion Gas believes that observable pricing is not indicative of fair value, judgment is required to develop the estimates of fair value. In those cases Dominion Gas must estimate prices based on available historical and near-term future price information and certain statistical methods, including regression analysis, that reflect its market assumptions.

Dominion Gas’ commodity derivative valuations are prepared by Dominion’s ERM department. The ERM department reports directly to Dominion’s CFO. The ERM department creates daily mark-to-market valuations for Dominion Gas’ derivative transactions using computer-based statistical models. The inputs that go into the mark-to-market valuations are transactional information stored in the systems of record and market pricing information that resides in data warehouse databases. The majority of forward prices are automatically uploaded into the data warehouse databases from various third party sources. Inputs obtained from third party sources are evaluated for reliability considering the reputation, independence, market presence, and methodology used by the third party. If forward prices are not available from third party sources, then the ERM department models the forward prices based on other available market data. A team consisting of risk management and risk quantitative analysts meets each business day to assess the validity of market prices and mark-to-market valuations. During this meeting, the changes in mark-to-market valuations from period to period are examined and qualified against historical expectations. If any discrepancies are identified during this process, the mark-to-market valuations or the market pricing information is evaluated further and adjusted, if necessary.

The inputs and assumptions used in measuring fair value include the following:

For commodity derivative contracts:

•	Forward commodity prices

•	Transaction prices

•	Volumes

•	Commodity location

•	Interest rates

•	Credit quality of counterparties and Dominion Gas

•	Credit enhancements

•	Time value

For interest rate derivative contracts:

•	Interest rate curves

•	Credit quality of counterparties and Dominion Gas

•	Volumes

•	Credit enhancements

•	Time value

For investments:

•	Quoted securities prices and indices

•	Securities trading information including volume and restrictions

•	Maturity

•	Interest rates

•	Credit quality

•	NAV (only for alternative investments)

Dominion Gas regularly evaluates and validates the inputs used to estimate fair value by a number of methods, including review and verification models, as well as various market price verification procedures such as the use of pricing services and multiple broker quotes to support the various commodities and investments in which it transacts.

Levels

Dominion Gas also utilizes the following fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:

•	Level 1-Quoted prices (unadjusted) in active markets for identical assets and liabilities that Dominion Gas has the ability to access at the measurement date. Instruments categorized in Level 1 primarily consist of financial instruments such as the majority of exchange-traded derivatives and exchange-listed equities, mutual funds and certain Treasury securities held in benefit plan trust funds.

•	Level 2-Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable for the asset or liability, including quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, inputs other than quoted prices that are observable for the asset or liability, and inputs that are derived from observable market data by correlation or other means. Instruments categorized in Level 2 primarily include non-exchange traded derivatives such as over-the-counter commodity swaps, interest rate swaps and certain Treasury securities, money market funds, common/collective trust funds and corporate, state and municipal debt securities held in benefit plan trust funds.

•	Level 3-Unobservable inputs for the asset or liability, including situations where there is little, if any, market activity for the asset or liability. Instruments categorized in Level 3 consist of NGL contracts and alternative investments, consisting of investments in partnerships, joint ventures and other alternative investments, held in benefit plan trust funds.

The fair value hierarchy gives the highest priority to quoted prices in active markets (Level 1) and the lowest priority to unobservable data (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. In these cases, the lowest level input that is significant to a fair value measurement in its entirety determines the applicable level in the fair value hierarchy. Assessing the significance of a particular input to the fair value measurement in its entirety requires judgment, considering factors specific to the asset or liability.

For derivative contracts, Dominion Gas recognizes transfers among Level 1, Level 2 and Level 3 based on fair values as of the first day of the month in which the transfer occurs. Transfers out of Level 3 represent assets and liabilities that were previously classified as Level 3 for which the inputs became observable for classification in either Level 1 or Level 2. Because the activity and liquidity of commodity markets vary substantially between regions and time periods, the availability of observable inputs for substantially the full term and value of Dominion Gas’ over-the-counter derivative contracts is subject to change.

Level 3 Valuations

Fair value measurements are categorized as Level 3 when a significant amount of price or other inputs that are considered to be unobservable are used in their valuations. For NGL derivatives, market illiquidity requires a valuation based on proxy markets that do not always correlate to the actual instrument, therefore they are categorized as Level 3. Alternative investments are categorized as Level 3 due to the absence of quoted market prices, illiquidity and the long-term nature of these assets. These investments are generally valued using NAV based on the proportionate share of the fair value as determined by reference to the most recent audited fair value financial statements or fair value statements provided by the investment manager adjusted for any significant events occurring between the investment manager’s and Dominion Gas’ measurement date.

Dominion Gas enters into certain derivative contracts such as physical and financial forwards, futures and swaps, which are considered Level 3 as they have one or more inputs that are not observable and are significant to the valuation. The discounted cash flow method is used to value Level 3 physical and financial forwards and futures contracts. The discounted cash flow model calculates mark-to-market valuations based on forward market prices, original transaction prices, volumes, risk-free rate of return, and credit spreads. For Level 3 fair value measurements, the forward market prices are considered unobservable. The unobservable inputs are developed and substantiated using historical information, available market data, third-party data, and statistical analysis. Periodically, inputs to valuation models are reviewed and revised as needed, based on historical information, updated market data, market liquidity and relationships, and changes in third-party pricing sources.

The following table presents Dominion Gas’ quantitative information about Level 3 derivative fair value measurements at December 31, 2013. The range and weighted average are presented in dollars for market price inputs.

	Fair Value (millions)	Valuation Technique	Unobservable Input	Range	Weighted Average(1)
Assets:
Physical and Financial Forwards and Futures:
NGLs	$6	Discounted Cash Flow	Market Price (per Gal) (2)	1 - 3	1

Total assets	$6

Liabilities:
Physical and Financial Forwards and Futures:
NGLs	$12	Discounted Cash Flow	Market Price (per Gal) (2)	1 - 3	1

Total liabilities	$12

(1)	Averages weighted by volume.
(2)	Represents market prices beyond defined terms for Levels 1 & 2.

Sensitivity of the fair value measurements to changes in the significant unobservable inputs is as follows:

Significant Unobservable Inputs	Position	Change to Input	Impact on Fair Value Measurement
Market Price	Buy	Increase (decrease)	Gain (loss)
Market Price	Sell	Increase (decrease)	Loss (gain)

Non-recurring Fair Value Measurements

In June 2013, Dominion Gas purchased certain natural gas infrastructure facilities that were previously leased from third parties. The purchase price was based on terms in the lease, which exceeded current market pricing. As a result of the purchase price and expected losses, Dominion Gas recorded an impairment charge of $49 million ($29 million after-tax) in other operations and maintenance expense in its Consolidated Statements of Income, to write down the long-lived assets to their estimated fair values of less than $1 million. As management was not aware of any recent market transactions for comparable assets with sufficient transparency to develop a market approach to fair value, Dominion Gas used the income approach (discounted cash flows) to estimate the fair value of the assets in this impairment test. This was considered a Level 3 fair value measurement due to the use of significant unobservable inputs, including estimates of future production and other commodity prices.

Also in June 2013, Dominion Gas recorded an impairment charge of $6 million ($4 million after-tax) in other operations and maintenance expense in its Consolidated Statements of Income, to write off previously capitalized costs following the cancellation of two development projects.

Recurring Fair Value Measurements

Fair value measurements are separately disclosed by level within the fair value hierarchy with a separate reconciliation of fair value measurements categorized as Level 3. Fair value disclosures for assets held in Dominion Gas’ pension and other postretirement benefit plans are presented in Note 17.

The following table presents Dominion Gas’ assets and liabilities for commodity and interest rate derivatives that are measured at fair value on a recurring basis for each hierarchy level, including both current and noncurrent portions:

	Level 1	Level 2	Level 3	Total
(millions)
At December 31, 2013
Assets:
Commodity	$—	$—	$6	$6
Interest rate	—	34	—	34

Total assets	$—	$34	$6	$40
Liabilities:
Commodity	$—	$13	$12	$25

At December 31, 2012
Assets:
Commodity	$—	$—	$14	$14
Liabilities:
Commodity	$—	$23	$26	$49
Interest rate	—	41	—	41

Total liabilities	$—	$64	$26	$90

The following table presents the net change in the assets and liabilities for derivatives measured at fair value on a recurring basis and included in the Level 3 fair value category:

	2013	2012	2011
(millions)
Balance at January 1,	$(12)	$(98)	$(64)
Total realized and unrealized gains (losses):
Included in earnings	1	(15)	(58)
Included in other comprehensive income (loss)	3	86	(34)
Settlements	2	15	58

Balance at December 31,	$(6)	$(12)	$(98)

The gains and losses included in earnings in the Level 3 fair value category were classified in operating revenue in Dominion Gas’ Consolidated Statements of Income for the years ended December 31, 2013, 2012 and 2011. There were no unrealized gains and losses included in earnings in the Level 3 fair value category relating to assets/liabilities still held at the reporting date for the years ended December 31, 2013, 2012 and 2011.

Fair Value of Financial Instruments

In accordance with GAAP, Dominion Gas reports certain contracts and instruments at fair value. The carrying values of cash and cash equivalents, customer and other receivables, short-term debt, affiliated long-term debt and accounts payable are estimated to be substantially the same as their fair values. The carrying value of affiliated long-term debt approximates its fair value since it is intercompany in nature and has no active market. For Dominion Gas’ financial instruments that are not recorded at fair value, the carrying amounts and fair values are as follows:

	December 31, 2013
	Carrying Amount	Estimated Fair Value(1)
(millions)
Long-term debt(2)	$1,198	$1,169

(1)	Fair value is estimated using market prices, where available, and interest rates currently available for issuance of debt with similar terms and remaining maturities. All fair value measurements are classified as Level 2.
(2)	Carrying amount includes amounts which represent the unamortized discount.

NOTE 7. DERIVATIVES AND HEDGE ACCOUNTING ACTIVITIES

Dominion Gas is exposed to the impact of market fluctuations in the price of natural gas and NGLs, which are purchased and sold, respectively, and interest rate risks in its business operations. Dominion Gas uses derivative instruments to manage its exposure to these risks and designates certain derivative instruments as cash flow hedges for accounting purposes. See Note 6 for further information about fair value measurements and associated valuation methods for derivatives.

Balance Sheet Presentation

Derivative assets and liabilities are presented gross on Dominion Gas’ Consolidated Balance Sheets. Dominion Gas’ derivative contracts consist of over-the-counter transactions. Over-the-counter contracts are bilateral contracts that are transacted directly with a third party. Certain over-the-counter contracts contain contractual rights of setoff through contract default provisions. In addition, the contracts are subject to conditional rights of setoff through counterparty nonperformance, insolvency, or other conditions.

In general, most non-affiliate over-the-counter transactions are subject to collateral requirements. Types of collateral for over-the-counter contracts include cash, letters of credit, and in some cases other forms of security, none of which are subject to restrictions. Certain accounts receivable and accounts payable recognized on Dominion Gas’ Consolidated Balance Sheets, as well as letters of credit and other forms of security, all of which are not included in the tables below, are subject to offset under contract netting provisions and would reduce the net exposure.

The tables below present Dominion Gas’ derivative asset and liability balances by type of financial instrument, before and after the effects of offsetting.

	December 31, 2013			December 31, 2012
	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Consolidated Balance Sheet	Net Amounts of Assets Presented in the Consolidated Balance Sheet	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Consolidated Balance Sheet	Net Amounts of Assets Presented in the Consolidated Balance Sheet
(millions)
Interest rate contracts:
Over-the-counter	$34	$—	$34	$—	$—	$—
Commodity contracts:
Over-the-counter	6	—	6	14	—	14

Total derivatives, subject to a master netting or similar arrangement(1)	$40	$—	$40	$14	$—	$14

(1)	At December 31, 2013, the total derivative asset balance contains $40 million of current assets, which is presented in other current assets in Dominion Gas’ Consolidated Balance Sheet. At December 31, 2012, the total derivative asset balance contains $9 million of current assets, which is presented in other current assets, and $5 million of noncurrent derivative assets, which is presented in other deferred charges and other assets in Dominion Gas’ Consolidated Balance Sheet.

	December 31, 2013				December 31, 2012
		Gross Amounts Not Offset in the Consolidated Balance Sheet				Gross Amounts Not Offset in the Consolidated Balance Sheet
	Net Amounts of Assets Presented in the Consolidated Balance Sheet	Financial Instruments	Cash Collateral Received	Net Amounts	Net Amounts of Assets Presented in the Consolidated Balance Sheet	Financial Instruments	Cash Collateral Received	Net Amounts
(millions)
Interest rate contracts:
Over-the-counter	$34	$—	$—	$34	$—	$—	$—	$—
Commodity contracts:
Over-the-counter	6	6	—	—	14	14	—	—

Total	$40	$6	$—	$34	$14	$14	$—	$—

	December 31, 2013			December 31, 2012
	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Consolidated Balance Sheet	Net Amounts of Liabilities Presented in the Consolidated Balance Sheet	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Consolidated Balance Sheet	Net Amounts of Liabilities Presented in the Consolidated Balance Sheet
(millions)
Interest rate contracts:
Over-the-counter	$—	$—	$—	$41	$—	$41
Commodity contracts:
Over-the-counter	25	—	25	49	—	49

Total derivatives, subject to a master netting or similar arrangement(1)	$25	$—	$25	$90	$—	$90

(1)	At December 31, 2013, the total derivative liability balance contains $25 million of current liabilities, which is presented in other current liabilities in Dominion Gas’ Consolidated Balance Sheet. At December 31, 2012, the total derivative liability balance contains $68 million of current liabilities, which is presented in other current liabilities and $22 million of noncurrent derivative liabilities, which is presented in other deferred credits and other liabilities in Dominion Gas’ Consolidated Balance Sheet.

	December 31, 2013				December 31, 2012
		Gross Amounts Not Offset in the Consolidated Balance Sheet				Gross Amounts Not Offset in the Consolidated Balance Sheet
	Net Amounts of Liabilities Presented in the Consolidated Balance Sheet	Financial Instruments	Cash Collateral Paid	Net Amounts	Net Amounts of Liabilities Presented in the Consolidated Balance Sheet	Financial Instruments	Cash Collateral Paid	Net Amounts
(millions)
Interest rate contracts:
Over-the-counter	$—	$—	$—	$—	$41	$—	$—	$41
Commodity contracts:
Over-the-counter	25	6	—	19	49	14	—	35

Total	$25	$6	$—	$19	$90	$14	$—	$76

Volumes

The following table presents the volume of Dominion Gas’ derivative activity as of December 31, 2013. These volumes are based on open derivative positions and represent the combined absolute value of their long and short positions, except in the case of offsetting transactions, for which they represent the absolute value of the net volume of their long and short positions.

	Current	Noncurrent
Natural Gas (bcf):
Fixed price	5	—
Basis	4	—
NGLs (gallons)	115,542,000	—
Interest rate	$450,000,000	$—

Ineffectiveness and AOCI

For the years ended December 31, 2013, 2012 and 2011, gains or losses on hedging instruments determined to be ineffective were not material.

The following table presents selected information related to losses on cash flow hedges included in AOCI in Dominion Gas’ Consolidated Balance Sheet at December 31, 2013:

	AOCI After-Tax	Amounts Expected to be Reclassified to Earnings during the next 12 Months After-Tax	Maximum Term
(millions)
Commodities:
Natural Gas	$(8)	$(8)	12 months
NGLs	(5)	(5)	12 months
Interest rate	16	(1)	126 months

Total	$3	$(14)

The amounts that will be reclassified from AOCI to earnings will generally be offset by the recognition of the hedged transactions (e.g., anticipated sales) in earnings, thereby achieving the realization of prices contemplated by the underlying risk management strategies and will vary from the expected amounts presented above as a result of changes in market prices and interest rates.

Fair Value and Gains and Losses on Derivative Instruments

The following tables present the fair values of Dominion Gas’ commodity and interest rate derivatives and where they are presented in its Consolidated Balance Sheets:

	Fair Value - Derivatives under Hedge Accounting	Fair Value - Derivatives not under Hedge Accounting	Total Fair Value
(millions)
At December 31, 2013
ASSETS
Current Assets
Commodity	$6	$—	$6
Interest rate	34	—	34

Total current derivative assets(1)	40	—	40

Total derivative assets	$40	$—	$40

LIABILITIES
Current Liabilities
Commodity	$25	$—	$25

Total current derivative liabilities(2)	25	—	25

Total derivative liabilities	$25	$—	$25

At December 31, 2012
ASSETS
Current Assets
Commodity	$9	$—	$9

Total current derivative assets(1)	9	—	9

Noncurrent Assets
Commodity	5	—	5

Total noncurrent derivative assets(3)	5	—	5

Total derivative assets	$14	$—	$14

LIABILITIES
Current Liabilities
Commodity	$27	$—	$27
Interest rate	41	—	41

Total current derivative liabilities(2)	68	—	68

Noncurrent Liabilities
Commodity	22	—	22

Total noncurrent derivative liabilities(4)	22	—	22

Total derivative liabilities	$90	$—	$90

(1)	Current derivative assets are presented in other current assets in Dominion Gas’ Consolidated Balance Sheets.
(2)	Current derivative liabilities are presented in other current liabilities in Dominion Gas’ Consolidated Balance Sheets.
(3)	Noncurrent derivative assets are presented in other deferred charges and other assets in Dominion Gas’ Consolidated Balance Sheets.
(4)	Noncurrent derivative liabilities are presented in other deferred credits and other liabilities in Dominion Gas’ Consolidated Balance Sheets.

The following tables present the gains and losses on Dominion Gas’ derivatives, as well as where the associated activity is presented in its Consolidated Balance Sheets and Statements of Income:

Derivatives in cash flow hedging relationships	Amount of Gain (Loss) Recognized in AOCI on Derivatives (Effective Portion)(1)	Amount of Gain (Loss) Reclassified from AOCI to Income
(millions)
Year Ended December 31, 2013
Derivative Type and Location of Gains (Losses)
Commodity
Operating revenue		$(2)
Purchased gas		(14)

Total commodity	$(2)	$(16)

Interest rate(2)	68	—

Total	$66	$(16)

Year Ended December 31, 2012
Derivative Type and Location of Gains (Losses)
Commodity
Operating revenue		$(15)
Purchased gas		(18)

Total commodity	$64	$(33)

Interest rate(2)	(41)	—

Total	$23	$(33)

Year Ended December 31, 2011
Derivative Type and Location of Gains (Losses)
Operating revenue		$(58)
Purchased gas		(8)

Total commodity	$(116)	$(66)

(1)	Amounts deferred into AOCI have no associated effect in Dominion Gas’ Consolidated Statements of Income.
(2)	Amounts recorded in Dominion Gas’ Consolidated Statements of Income are classified in interest and related charges.

NOTE 8. INVESTMENTS

Equity Method Investment

Dominion Gas accounts for the following investment under the equity method of accounting:

Company	Ownership%	Investment Balance		Description
As of December 31,		2013	2012
(millions)
Iroquois	24.72%	$105	$102	Gas transmission system

Total		$105	$102

Dominion Gas’ equity earnings on this investment totaled $22 million in 2013 and $23 million in 2012 and 2011. Dominion Gas received distributions from this investment of $19 million in 2013 and $25 million in 2012 and 2011. As of December 31, 2013 and 2012, the carrying amount of Dominion Gas’ investment exceeded its share of underlying equity in net assets by approximately $8 million. The differences reflect equity method goodwill and are not being amortized.

NOTE 9. PROPERTY, PLANT AND EQUIPMENT

Major classes of property, plant and equipment and their respective balances for Dominion Gas are as follows:

At December 31,	2013	2012
(millions)
Utility:
Transmission	$3,407	$3,234
Distribution	2,333	2,126
Storage	1,314	1,276
Gas gathering and processing	783	813
General and other	103	101
Plant under construction	175	146

Total utility	8,115	7,696

Nonutility:
E&P properties being amortized and other	125	113

Total nonutility	125	113

Total property, plant and equipment	$8,240	$7,809

There were no significant E&P properties under development, as defined by the SEC, excluded from amortization at December 31, 2013. As gas and oil reserves are proved through drilling or as properties are deemed to be impaired, excluded costs and any related reserves are transferred on an ongoing, well-by-well basis into the amortization calculation.

Assignment of Marcellus Acreage

In December 2013, DTI closed on agreements with two natural gas producers to convey approximately 100,000 acres of Marcellus Shale development rights underneath several of its natural gas storage fields. The agreements provide for payments to DTI, subject to customary adjustments, of approximately $200 million over a period of nine years, and an overriding royalty interest in gas produced from the acreage. In 2013, Dominion Gas received approximately $100 million in cash proceeds, resulting in an approximately $20 million ($12 million-after tax) gain and approximately $80 million deferred revenue, which will be recognized over the remaining terms of the agreements.

NOTE 10. GOODWILL AND INTANGIBLE ASSETS

Goodwill

The changes in Dominion Gas’ carrying amount and segment allocation of goodwill are presented below:

	Dominion Energy	Corporate and Other(1)	Total
(millions)
Balance at December 31, 2011(2)	$563	$—	$563
Asset disposition adjustment(3)	(11)	—	(11)

Balance at December 31, 2012(2)	$552	$—	$552
Asset disposition adjustment(3)	(7)	—	(7)

Balance at December 31, 2013(2)	$545	$—	$545

(1)	Goodwill recorded at the Corporate and Other segment is allocated to the primary operating segment for goodwill impairment testing purposes.
(2)	There are no accumulated impairment losses.
(3)	Related to assets sold or contributed to an affiliate or Blue Racer.

Other Intangible Assets

Dominion Gas’ intangible assets are subject to amortization over their estimated useful lives. Dominion Gas’ amortization expense for intangible assets was $16 million, $15 million and $12 million for 2013, 2012 and 2011, respectively. In 2013, Dominion Gas acquired $27 million of intangible assets, primarily representing software, with an estimated weighted-average amortization period of approximately 9 years. The components of intangible assets are as follows:

At December 31,	2013		2012
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
(millions)
Software, licenses and other	$180	$98	$173	$89

Annual amortization expense for these intangible assets is estimated to be as follows:

	2014	2015	2016	2017	2018
(millions)
Dominion Gas	$17	$16	$15	$12	$11

NOTE 11. REGULATORY ASSETS AND LIABILITIES

Regulatory assets and liabilities include the following:

At December 31,	2013	2012
(millions)
Regulatory assets:
Unrecovered gas costs(1)	$40	$48
Deferred rate adjustment clause costs(2)	24	—
Bad debt tracker(3)	11	18
Other	4	5

Regulatory assets-current	79	71

Unrecognized pension and other postretirement benefit costs(4)	194	317
Deferred rate adjustment clause costs(2)	59	47
Income taxes recoverable through future rates(5)	24	23
Other postretirement benefit costs(6)	7	15
Other	1	12

Regulatory assets-non-current	285	414

Total regulatory assets	$364	$485

Regulatory liabilities:
PIPP(7)	$76	$100
Other	3	3

Regulatory liabilities-current(8)	79	103

Provision for future cost of removal and AROs(9)	177	183
Unrecognized pension and other postretirement benefit costs(4)	18	2
Other	8	7

Regulatory liabilities-non-current(10)	203	192

Total regulatory liabilities	$282	$295

(1)	Reflects unrecovered gas costs at East Ohio, which are recovered through filings with the Ohio Commission.
(2)	Reflects deferrals of costs associated with certain current and prospective rider projects. See Note 12 for more information.
(3)	Represents East Ohio’s deferrals for the UEX Rider which are recovered through rates which are filed annually. Most of East Ohio’s bad debt expense is recovered either through the UEX Rider or the PIPP Rider.
(4)	Represents unrecognized pension and other postretirement benefit costs expected to be recovered through future rates generally over the expected remaining service period of plan participants.
(5)	Amounts to be recovered through future rates to pay income taxes that become payable when rate revenue is provided to recover AFUDC-equity and depreciation of property, plant and equipment for which deferred income taxes were not recognized for ratemaking purposes, including amounts attributable to tax rate changes.
(6)	Primarily reflects costs recognized in excess of amounts included in regulated rates charged by Dominion Gas’ regulated gas operations before rates were updated to reflect a change in accounting method for other postretirement benefit costs.
(7)	Under PIPP, eligible customers can receive energy assistance based on their ability to pay. The difference between the customer’s total bill and the PIPP plan amount is deferred and collected or returned annually under the PIPP rider according to East Ohio tariff provisions. See Note 12 for more information regarding PIPP.

(8)	Current regulatory liabilities are presented in other current liabilities in Dominion Gas’ Consolidated Balance Sheets.
(9)	Rates charged to customers by Dominion Gas’ regulated businesses include a provision for the cost of future activities to remove assets that are expected to be incurred at the time of retirement.
(10)	Non-current regulatory liabilities are presented in other deferred credits and other liabilities in Dominion Gas’ Consolidated Balance Sheets.

At December 31, 2013, approximately $56 million of regulatory assets represented past expenditures on which Dominion Gas does not currently earn a return. The majority of these expenditures are expected to be recovered within one year.

NOTE 12. REGULATORY MATTERS

Ohio Regulation

PIR Program

In 2008, East Ohio began PIR, aimed at replacing approximately 20% of its pipeline system, or approximately 4,100 miles, over a 25-year period. In February 2013, East Ohio filed an application with the Ohio Commission to adjust the cost recovery charge for costs associated with PIR investments for the calendar year 2012 and cumulatively. The application included total gross plant investment for 2012 of $148 million, cumulative gross plant investment of $511 million, and a revenue requirement of $67 million. In April 2013, the Ohio Commission issued an order approving the rates, which became effective in May 2013.

In February 2014, East Ohio filed an application requesting approval to adjust the PIR cost recovery rates for 2013 costs. The filing reflects gross plant investment for 2013 of $164 million, cumulative gross plant investment of $674 million and an estimated revenue requirement of $89 million. This case is pending.

PIPP Plus Program

Under the Ohio PIPP Plus Program, eligible customers can receive energy assistance based on their ability to pay their bill. The difference between the customer’s total bill and the PIPP payment plan amount is deferred and collected under the PIPP rider in accordance with the rules of the Ohio Commission. In July 2013, the Ohio Commission approved East Ohio’s annual update of the PIPP Rider, which reflects the refund over the next year of an over-recovery of accumulated arrearages of approximately $91 million as of March 31, 2013, net of projected deferred program costs of approximately $54 million for the period from April 2013 through June 2014.

UEX Rider

East Ohio has approval for a UEX Rider through which it recovers the bad debt expense of most customers not participating in the PIPP Plus Program. The UEX Rider is adjusted annually to achieve dollar for dollar recovery of East Ohio’s actual write-offs of uncollectible amounts. In July 2013, the Ohio Commission approved East Ohio’s update of the UEX Rider, which reflected the elimination of accumulated unrecovered bad debt expense of approximately $3 million as of March 31, 2013, and recovery of prospective bad debt expense projected to total approximately $24 million for the twelve-month period from April 2013 to March 2014.

House Bill 95

Ohio enacted utility reform legislation under House Bill 95, which became effective in September 2011. This law updates natural gas legislation by enabling gas companies to include more up-to-date cost levels when filing rate cases. It also allows gas companies to seek approval of capital expenditure plans under which gas companies can recognize carrying costs on associated capital investments placed in service and can defer the carrying costs plus depreciation and property tax expenses for recovery from ratepayers in the future.

In December 2012, East Ohio filed an application requesting authority to implement a capital expenditure program for 2013 capital expenditures totaling $93 million. The Ohio Commission approved East Ohio’s application in October 2013. In December 2013, East Ohio filed an application requesting authority to implement a capital expenditure program for 2014 capital expenditures totaling $110 million, subject to the provisions approved for the initial application. This case is pending.

AMR Program

In 2007, East Ohio began updating or exchanging mechanical meters with automated meter reading technology for its 1.2 million customers in Ohio. A device attached to the meters uses radio frequencies and computerized technology to transmit gas usage information to specially-equipped company vehicles driving through neighborhoods.

In February 2012, East Ohio filed an application with the Ohio Commission to update its AMR cost recovery rate to recover costs associated with AMR deployment for the calendar year 2011. The application included a total gross plant investment of approximately $17 million, a cumulative gross plant investment of approximately $90 million and a revenue requirement of approximately $8 million. In October 2012, the Ohio Commission issued an order approving the total gross plant investment and the cumulative gross plant investment as proposed and a revenue requirement of approximately $6 million. Also in October 2012, East Ohio filed a motion to stay the implementation of the reduced cost recovery rate and an application for rehearing, which were denied by the Ohio Commission in December 2012. The reduced cost recovery rate became effective for bills issued on or after October 10, 2012 and East Ohio was required to reimburse customers who were billed at the higher cost recovery rate. Also in December 2012, East Ohio filed a notice of appeal of the Ohio Commission’s October 2012 order with the Ohio Supreme Court. This case is pending.

In March 2013, East Ohio filed an application with the Ohio Commission to adjust its AMR cost recovery rate to recover costs associated with AMR deployment for the calendar year 2012. In April 2013, the Ohio Commission approved the application which included a total gross plant investment of approximately $1 million, a cumulative gross plant investment of approximately $91 million and a revenue requirement of approximately $5 million.

In February 2014, East Ohio filed an application with the Ohio Commission to adjust its AMR cost recovery rate to recover costs associated with AMR deployment for the calendar year 2013. The filing reflects a cumulative gross plant investment of $91 million and an estimated revenue requirement of approximately $8 million. This case is pending. The AMR program approved by the Ohio Commission is now complete. Although no further capital investment will be added, East Ohio is approved to recover depreciation, property taxes, carrying charges and a return until East Ohio has another rate case.

FERC Regulation

DTI Fuel Settlement

In mid-2013, DTI received concerns about its fuel retainage percentages and apparent over-recovery of fuel costs during certain time periods reflected in its annual fuel reports. In December 2013, DTI submitted for FERC approval a stipulation and agreement addressing, among other things, reductions in its fuel retainage percentages and a rate moratorium through 2016.

In February 2014, FERC approved the stipulation and agreement. The reduced fuel retainage percentages are effective January 1, 2014. DTI implemented the reduced fuel retainage percentages March 1, 2014. DTI will provide refunds with interest reflecting the value of the difference between the actual quantities of fuel retained for the months of January and February 2014 and the quantities that would have been retained using the reduced percentages. This agreement is expected to reduce DTI’s revenues by approximately $35 million in 2014.

NOTE 13. ASSET RETIREMENT OBLIGATIONS

AROs represent obligations that result from laws, statutes, contracts and regulations related to the eventual retirement of certain long-lived assets. Dominion Gas’ AROs primarily include the plugging and abandoning of gas and oil wells and the interim retirement of natural gas gathering, storage, transmission and distribution pipeline components.

Dominion Gas has also identified, but not recognized, AROs related to gas storage wells in its underground natural gas storage network. The Company currently does not have sufficient information to estimate a reasonable range of expected retirement dates for these assets, other than for an immaterial number of wells, since their economic lives can be extended indefinitely through regular repair and maintenance and currently there is no plan to retire or dispose of these storage wells. As a result, a settlement date is not determinable. AROs for these assets will be reflected in the Consolidated Financial Statements when sufficient information becomes available to determine a reasonable estimate of the fair value of the activities to be performed. The Company continues to monitor operational and strategic developments to identify when sufficient information exists to reasonably estimate a retirement date for these assets. The changes to AROs during 2012 and 2013 were as follows:

Amount
(millions)
AROs at December 31, 2011(1)	$131
Obligations incurred during the period	1
Obligations settled during the period	(6)
Accretion	8
Other	(1)

AROs at December 31, 2012(2)	$133

Obligations incurred during the period	8
Obligations settled during the period	(13)
Accretion	8
Other	1

AROs at December 31, 2013(1)(2)	$137

(1)	Includes $5 million and $2 million reported in other current liabilities at December 31, 2011 and 2013, respectively.
(2)	Presented in other deferred credits and other liabilities in Dominion Gas’ Consolidated Balance Sheets.

NOTE 14. VARIABLE INTEREST ENTITIES

The primary beneficiary of a VIE is required to consolidate the VIE and to disclose certain information about its significant variable interests in the VIE. The primary beneficiary of a VIE is the entity that has both 1) the power to direct the activities that most significantly impact the entity’s economic performance and 2) the obligation to absorb losses or receive benefits from the entity that could potentially be significant to the VIE.

Dominion Gas purchased shared services from DRS, an affiliated VIE, of approximately $115 million, $107 million, and $105 million for the years ended December 31, 2013, 2012 and 2011, respectively. Dominion Gas determined that it is not the most closely associated entity with DRS and therefore not the primary beneficiary. DRS provides accounting, legal, finance and certain administrative and technical services to all Dominion subsidiaries, including Dominion Gas. Dominion Gas has no obligation to absorb more than its allocated share of DRS costs.

NOTE 15. LONG-TERM DEBT

At December 31,	2013 Weighted- average Coupon(1)	2013	2012
(millions, except percentages)
Unsecured Senior Notes, 1.05% to 4.8%, due 2016 to 2043	3.13%	$1,200	$—
Notes payable to parent:
6.34% to 8.95%, due 2013 to 2016		—	440
5.17% and 6.95%, due 2019 and 2027		—	129

Dominion Gas Holdings, LLC total principal		$1,200	$569
Affiliated securities due within one year		—	(64)
Unamortized discount		(2)	—

Dominion Gas Holdings, LLC total long-term debt		$1,198	$505

(1)	Represents weighted-average coupon rates for debt outstanding as of December 31, 2013.

Based on stated maturity dates rather than early redemption dates that could be elected by instrument holders, the scheduled principal payments of long-term debt at December 31, 2013, were as follows:

	2014	2015	2016	2017	2018	Thereafter	Total
(millions, except percentages)
	$—	$—	$400	$—	$—	$800	$1,200

Weighted-average Coupon	—%	—%	1.05%	—%	—%	4.18%

See Note 20 for more information regarding affiliated borrowings.

NOTE 16. EQUITY

Accumulated Other Comprehensive Income (Loss)

Presented in the table below is a summary of AOCI by component:

At December 31,	2013	2012
(millions)
Net deferred gains (losses) on derivatives-hedging activities, net of tax of $(1) and $31	$3	$(47)
Net unrecognized pension and other postretirement benefit costs, net of tax of $43 and $65	(61)	(93)

Total AOCI	$(58)	$(140)

The following table presents Dominion Gas’ changes in AOCI by component, net of tax:

	Deferred gains and losses on derivatives- hedging activities	Unrecognized pension and other postretirement benefit costs	Total
(millions)
Year Ended December 31, 2013
Beginning balance	$(47)	$(93)	$(140)
Other comprehensive income before reclassifications: gains (losses)	39	26	65
Amounts reclassified from accumulated other comprehensive income: (gains) losses(1)	11	6	17

Net current-period other comprehensive income	50	32	82

Ending balance	$3	$(61)	$(58)

(1)	See table below for details about these reclassifications.

The following table presents Dominion Gas’ reclassifications out of AOCI by component:

Details about AOCI components	Amounts reclassified from AOCI	Affected line item in the Consolidated Statements of Income
(millions)
Year Ended December 31, 2013
Deferred (gains) and losses on derivatives-hedging activities:
Commodity contracts	$2	Operating revenue
	14	Purchased gas

Total	16
Tax	(5)	Income tax expense

Total, net of tax	$11

Unrecognized pension and other postretirement benefit costs:
Prior service costs	$1	Other operations and maintenance
Actuarial losses	9	Other operations and maintenance

Total	10
Tax	(4)	Income tax expense

Total, net of tax	$6

NOTE 17. EMPLOYEE BENEFIT PLANS

Dominion Gas participates in retirement benefit plans sponsored by Dominion which provide certain retirement benefits to eligible active employees, retirees and qualifying dependents of Dominion Gas. Under the terms of its benefit plans, Dominion reserves the right to change, modify or terminate the plans. From time to time in the past, benefits have changed, and some of these changes have reduced benefits.

Pension benefits for Dominion Gas employees not represented by collective bargaining units are covered by the Dominion Pension Plan, a defined benefit pension plan sponsored by Dominion that provides benefits to multiple Dominion subsidiaries. Pension benefits for Dominion Gas employees represented by collective bargaining units are covered by separate pension plans for East Ohio and, for DTI, a plan that provides benefits to employees of both DTI and Hope. Employee compensation is the basis for allocating pension costs and obligations between DTI and Hope and determining East Ohio’s share of total pension costs. Retirement benefits payable under all plans are based primarily on years of service, age and the employee’s compensation. As a participating employer, Dominion Gas is subject to Dominion’s funding policy, which is to contribute annually an amount that is in accordance with the provisions of ERISA.

Retiree healthcare and life insurance benefits for Dominion Gas employees not represented by collective bargaining units are covered by the Dominion Retiree Health and Welfare Plan, a plan sponsored by Dominion that provides certain retiree healthcare and life insurance benefits to multiple Dominion subsidiaries. Retiree healthcare and life insurance benefits for Dominion Gas employees represented by collective bargaining units are covered by separate other postretirement benefit plans for East Ohio and, for DTI, a plan that provides benefits to both DTI and Hope. Employee headcount is the basis for allocating other postretirement benefit costs and obligations between DTI and Hope and determining East Ohio’s share of total other postretirement benefit costs. Annual employee premiums are based on several factors such as age, retirement date and years of service.

Effective June 30, 2013, West Ohio pension and other postretirement benefit plans, represented by collective bargaining units, were merged into East Ohio pension and other postretirement benefit plans, represented by collective bargaining units.

Pension and other postretirement benefit costs are affected by employee demographics (including age, compensation levels and years of service), the level of contributions made to the plans and earnings on plan assets. These costs may also be affected by changes in key assumptions, including expected long-term rates of return on plan assets, discount rates, healthcare cost trend rates and the rate of compensation increases.

Dominion Gas uses December 31 as the measurement date for all of the employee benefit plans in which it participates. Dominion Gas uses the market-related value of pension plan assets to determine the expected return on plan assets, a component of net periodic pension cost. The market-related value recognizes changes in fair value on a straight-line basis over a four-year period, which reduces year-to-year volatility. Changes in fair value are measured as the difference between the expected and actual plan asset returns, including dividends, interest and realized and unrealized investment gains and losses. Since the market-related value recognizes changes in fair value over a four-year period, the future market-related value of pension plan assets will be impacted as previously unrecognized changes in fair value are recognized.

The pension and other postretirement benefit plans in which Dominion Gas participates hold investments in trusts to fund employee benefit payments. Aggregate actual returns for pension and other postretirement plan assets for Dominion Gas employees represented by collective bargaining units were $214 million in 2013 and $164 million in 2012, versus expected returns of $125 million and $112 million, respectively. Differences between actual and expected returns on plan assets are accumulated and amortized during future periods. As such, any investment-related declines in these trusts will result in future increases in the periodic cost recognized for such employee benefit plans and will be included in the determination of the amount of cash to be contributed to the employee benefit plans.

The Medicare Act introduced a federal subsidy to sponsors of retiree healthcare benefit plans that provide a prescription drug benefit that is at least actuarially equivalent to Medicare Part D. Dominion determined that the prescription drug benefit offered under its other postretirement benefit plans is at least actuarially equivalent to Medicare Part D. Dominion Gas received a federal subsidy of $1 million for each of 2013 and 2012. Effective January 1, 2013, Dominion changed its method of receiving the subsidy under Medicare Part D for retiree prescription drug coverage from the Retiree Drug Subsidy to the EGWP. As a result of the adoption of the EGWP, Dominion Gas will begin to receive an increased level of Medicare Part D subsidies, in the form of reduced costs rather than a direct reimbursement, over the next few years.

Dominion Gas remeasured all of its pension and other postretirement benefit plans in the second quarter of 2013. For employees represented by collective bargaining units, the remeasurement resulted in a reduction in the pension benefit obligation of approximately $28 million and a reduction in the accumulated postretirement benefit obligation of approximately $9 million. The impact of the remeasurement on net periodic benefit cost (credit) was recognized prospectively from the remeasurement date and reduced net periodic benefit cost for 2013, for employees represented by collective bargaining units, by approximately $2 million. The discount rate used for the remeasurement was 4.8% for the pension plans and 4.7% for the other postretirement benefit plans. All other assumptions used for the remeasurement were consistent with the measurement as of December 31, 2012.

Funded Status

The following table summarizes the changes in pension plan and other postretirement benefit plan obligations and plan assets for Dominion Gas employees represented by collective bargaining units, and includes a statement of the plans’ funded status:

	Pension Benefits		Other Postretirement Benefits
Year Ended December 31,	2013	2012	2013	2012
(millions, except percentages)
Changes in benefit obligation:
Benefit obligation at beginning of year	$607	$518	$287	$260
Service cost	13	11	7	7
Interest cost	27	28	12	14
Benefits paid	(27)	(25)	(17)	(18)
Actuarial (gains) losses during the year	(57)	75	(21)	23
Medicare Part D reimbursement	—	—	1	1

Benefit obligation at end of year	$563	$607	$269	$287

Changes in fair value of plan assets:
Fair value of plan assets at beginning of year	$1,254	$1,142	$242	$221
Actual return on plan assets	176	137	38	28
Employer contributions	—	—	10	11
Benefits paid	(27)	(25)	(17)	(18)

Fair value of plan assets at end of year	$1,403	$1,254	$273	$242

Funded status at end of year	$840	$647	$4	$(45)

Amounts recognized in the Consolidated Balance Sheets at December 31:
Noncurrent pension and other postretirement benefit assets	$840	$647	$19	$8
Noncurrent pension and other postretirement benefit liabilities(1)	—	—	(15)	(53)

Net amount recognized	$840	$647	$4	$(45)

Significant assumptions used to determine benefit obligations as of December 31:
Discount rate	5.2%	4.4%	5.0%	4.4%
Weighted average rate of increase for compensation	3.93%	3.93%	3.93%	3.93%

(1)	Reflected in other deferred credits and other liabilities in the Consolidated Balance Sheets.

The ABO for the defined benefit pension plans covering Dominion Gas employees represented by collective bargaining units was $534 million and $570 million at December 31, 2013 and 2012, respectively.

Under Dominion funding policies, Dominion evaluates plan funding requirements annually, usually in the fourth quarter after receiving updated plan information from its actuary. Based on the funded status of each plan and other factors, Dominion determines the amount of contributions for the current year, if any, at that time. During 2013, Dominion Gas made no contributions to the qualified defined benefit pension plans and no contributions are currently expected in 2014. In July 2012, the Moving Ahead for Progress in the 21st Century Act was signed into law. This Act includes an increase in the interest rates used to determine plan sponsors’ pension contributions for required funding purposes. These new interest rates are expected to reduce required pension contributions through 2015. Dominion Gas believes that required pension contributions will rise subsequent to 2015, resulting in little net impact to cumulative required contributions over a 10-year period.

Certain regulatory authorities have held that amounts recovered in utility customers’ rates for other postretirement benefits, in excess of benefits actually paid during the year, must be deposited in trust funds dedicated for the sole purpose of paying such benefits. Accordingly, Dominion Gas funds other postretirement benefit costs through VEBAs. Dominion Gas’ contributions to VEBAs, for both employees represented by collective bargaining units and employees not represented by collective bargaining units, were $12 million for 2013 and $16 million for 2012. Dominion Gas expects to contribute approximately $12 million to VEBAs in 2014.

Dominion Gas does not expect any pension or other postretirement plan assets to be returned during 2014.

The following table provides information on the benefit obligations and fair value of plan assets for plans covering Dominion Gas employees represented by collective bargaining units with a benefit obligation in excess of plan assets:

	Other Postretirement Benefits
As of December 31,	2013	2012
(millions)
Benefit obligation	$147	$166
Fair value of plan assets	132	113

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

	Estimated Future Benefit Payments
	Pension Benefits	Other Postretirement Benefits
(millions)
2014	$32	$18
2015	34	19
2016	36	20
2017	37	20
2018	38	21
2019-2023	203	104

Plan Assets

As a participating employer in various pension plans sponsored by Dominion, Dominion Gas is subject to Dominion’s investment policies for such plans. Dominion’s overall objective for investing its pension and other postretirement plan assets is to achieve appropriate long-term rates of return commensurate with prudent levels of risk. To minimize risk, funds are broadly diversified among asset classes, investment strategies and investment advisors. The strategic target asset allocation for its pension funds is 28% U.S. equity, 18% non-U.S. equity, 33% fixed income, 3% real estate and 18% other alternative investments. U.S. equity includes investments in large-cap, mid-cap and small-cap companies located in the United States. Non-U.S. equity includes investments in large-cap and small-cap companies located outside of the United States including both developed and emerging markets. A common/collective trust fund is a pooled fund operated by a bank or trust company for investment of the assets of various organizations and individuals in a well-diversified portfolio. Fixed income includes corporate debt instruments of companies from diversified industries and U.S. Treasuries. The U.S. equity, non-U.S. equity and fixed income investments are in individual securities as well as mutual funds. Real estate includes equity REITs and investments in partnerships. Other alternative investments include partnership investments in private equity, debt and hedge funds that follow several different strategies.

Strategic investment policies are established for the prefunded benefit plans in which Dominion Gas participates based upon periodic asset/liability studies. Factors considered in setting the investment policy include employee demographics, liability growth rates, future discount rates, the funded status of the plans and the expected long-term rate of return on plan assets. Deviations from the plans’ strategic allocation are a function of Dominion’s assessments regarding short-term risk and reward opportunities in the capital markets and/or short-term market movements which result in the plans’ actual asset allocations varying from the strategic target asset allocations. Through periodic rebalancing, actual allocations are brought back in line with the target. Future asset/liability studies will focus on strategies to further reduce pension and other postretirement plan risk, while still achieving attractive levels of returns. Financial derivatives may be used to obtain or manage market exposures and to hedge assets and liabilities.

For fair value measurement policies and procedures related to pension and other postretirement benefit plan assets, see Note 6.

The fair values of pension plan assets, for Dominion Gas employees represented by collective bargaining units by asset category are as follows:

	Fair Value Measurements
	Pension Plans
At December 31,	2013				2012
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
(millions)
Cash equivalents	$12	$29	$—	$41	$—	$44	$—	$44
U.S. equity:
Large Cap	280	—	—	280	209	23	—	232
Other	118	—	—	118	96	23	—	119
Non-U.S. equity:
Large Cap	72	—	—	72	71	15	—	86
Other	90	—	—	90	51	38	—	89
Common/collective trust funds	—	318	—	318	—	—	—	—
Fixed income:
Corporate debt instruments	10	103	—	113	6	232	—	238
U.S. Treasury securities and agency debentures	1	52	—	53	75	69	—	144
State and municipal	16	24	—	40	—	16	—	16
Other securities	2	11	—	13	1	10	—	11
Real estate
REITs	7	—	—	7	7	—	—	7
Partnerships	—	—	52	52	—	—	72	72
Partnerships:
Private equity	—	—	122	122	—	—	103	103
Debt	—	—	41	41	—	—	43	43
Hedge funds	—	—	43	43	—	—	50	50

Total	$608	$537	$258	$1,403	$516	$470	$268	$1,254

The fair values of other postretirement plan assets for Dominion Gas employees represented by collective bargaining units by asset category are as follows:

	Fair Value Measurements
	Other Postretirement Plans
At December 31,	2013				2012
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
(millions)
Cash equivalents	$—	$3	$—	$3	$—	$1	$—	$1
U.S. equity:
Large Cap	104	—	—	104	86	—	—	86
Other	—	—	—	—	—	13	—	13
Non-U.S. equity:
Large Cap	26	—	—	26	20	—	—	20
Common/collective trust funds	—	119	—	119	—	—	—	—
Fixed income:
Corporate debt instruments	—	—	—	—	—	29	—	29
U.S. Treasury securities and agency debentures	—	—	—	—	—	68	—	68
State and municipal	—	—	—	—	—	1	—	1
Real estate—partnerships	—	—	2	2	—	—	3	3
Partnerships:
Private equity	—	—	12	12	—	—	13	13
Debt	—	—	7	7	—	—	8	8

Total	$130	$122	$21	$273	$106	$112	$24	$242

The following table presents the changes in pension and other postretirement plan assets for Dominion Gas employees represented by collective bargaining units that are measured at fair value and included in the Level 3 fair value category:

	Fair Value Measurements using Significant Unobservable Inputs (Level 3)
	Pension Plans					Other Postretirement Plans
	Real Estate	Private Equity	Debt	Hedge Funds	Total	Real Estate	Private Equity	Debt	Total
(millions)
Balance at December 31, 2010	$59	$87	$58	$76	$280	$3	$15	$10	$28

Actual return on plan assets:
Relating to assets still held at the reporting date	10	16	2	2	30	—	3	1	4
Relating to assets sold during the period	(2)	(7)	(2)	(3)	(14)	—	(1)	—	(1)
Purchases	12	16	7	10	45	—	2	1	3
Sales	(11)	(13)	(11)	(21)	(56)	—	(4)	(2)	(6)

Balance at December 31, 2011	$68	$99	$54	$64	$285	$3	$15	$10	$28

Actual return on plan assets:
Relating to assets still held at the reporting date	6	12	4	4	26	—	(1)	(1)	(2)
Relating to assets sold during the period	(2)	(9)	(2)	—	(13)	—	2	1	3
Purchases	7	17	3	—	27	—	1	—	1
Sales	(7)	(16)	(16)	(18)	(57)	—	(4)	(2)	(6)

Balance at December 31, 2012	$72	$103	$43	$50	$268	$3	$13	$8	$24

Actual return on plan assets:
Relating to assets still held at the reporting date	4	24	7	5	40	(1)	2	1	2
Relating to assets sold during the period	(8)	(10)	(7)	(1)	(26)	—	—	—	—
Purchases	1	25	7	—	33	—	1	—	1
Sales	(17)	(20)	(9)	(11)	(57)	—	(4)	(2)	(6)

Balance at December 31, 2013	$52	$122	$41	$43	$258	$2	$12	$7	$21

Investments in Common/Collective Trust Funds in Dominion Gas’ pension and other postretirement plans are stated at fair value as determined by the issuer of the Common/Collective Trust Funds based on the fair value of the underlying investments. The Common/Collective Trusts do not have any unfunded commitments, and do not have any applicable liquidation periods or defined terms/periods to be held. The majority of the Common/Collective Trust Funds have limited withdrawal or redemption rights during the term of the investment. Strategies of the Common/Collective Trust Funds are as follows:

•	Wells Fargo Closed End Bond Trust-The Fund invests in stocks, bonds or a combination of both. Shares of the Fund are traded on a stock exchange and are subject to market risk like stocks, bonds and mutual funds. The Fund may invest in a less liquid portfolio of stocks and bonds because the fund does not need to sell securities to meet shareholder redemptions as mutual funds in order to keep a percentage of its portfolio in cash to pay back investors who withdraw shares.

•

JPMorgan Core Bond Trust-The Fund seeks to maximize total return by investing primarily in a diversified portfolio of intermediate- and long-term debt securities. The Fund invests primarily in investment-grade bonds; it generally maintains an average weighted maturity between four and

12 years. It may shorten its average weighted maturity if deemed appropriate for temporary defensive purposes.

•	SSgA Russell 2000 Value Index Common Trust-The Fund measures the performance of the small-cap value segment of the U.S. equity universe. The Russell 2000 Value Index is constructed to provide a comprehensive and unbiased barometer for the small-cap value segment. The Index is completely reconstituted annually to ensure larger stocks do not distort the performance and characteristics of the true small cap opportunity set and that the represented companies continue to reflect value characteristics.

Net Periodic Benefit (Credit) Cost

Net periodic benefit (credit) cost is reflected in other operations and maintenance expense in the Consolidated Statements of Income. The components of the provision for net periodic benefit (credit) cost and amounts recognized in other comprehensive income and regulatory assets and liabilities for Dominion Gas employees represented by collective bargaining units are as follows:

	Pension Benefits			Other Postretirement Benefits
Year Ended December 31,	2013	2012	2011	2013	2012	2011
(millions, except percentages)
Service cost	$13	$11	$10	$7	$7	$7
Interest cost	27	28	28	12	14	15
Expected return on plan assets	(106)	(96)	(97)	(19)	(16)	(16)
Amortization of prior service (credit) cost	1	1	1	(3)	(4)	(4)
Amortization of net actuarial loss	26	26	22	2	1	3

Net periodic benefit (credit) cost	$(39)	$(30)	$(36)	$(1)	$2	$5

Changes in plan assets and benefit obligations recognized in other comprehensive income and regulatory assets and liabilities:
Current year net actuarial (gain) loss	$(127)	$35	$64	$(40)	$12	$(9)
Less amounts included in net periodic benefit cost:
Amortization of prior service credit (cost)	(1)	(1)	(1)	3	4	4
Amortization of net actuarial loss	(26)	(26)	(22)	(2)	(1)	(3)

Total recognized in other comprehensive income and regulatory assets and liabilities	$(154)	$8	$41	$(39)	$15	$(8)

Significant assumptions used to determine periodic cost:
Discount rate	4.4%-4.8%	5.5%	5.9%	4.4%-4.7%	5.5%	5.9%
Expected long-term rate of return on plan assets	8.5%	8.5%	8.5%	7.75%	7.75%	7.75%
Weighted average rate of increase for compensation	3.93%	3.93%	4.4%	3.93%	3.93%	4.4%
Healthcare cost trend rate(1)				7%	7%	7%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)(1)				4.6%	4.6%	4.6%
Year that the rate reaches the ultimate trend rate(1)				2062	2061	2060

(1)	Assumptions used to determine periodic cost for the following year.

The components of AOCI and regulatory assets and liabilities for Dominion Gas employees represented by collective bargaining units that have not been recognized as components of periodic benefit (credit) cost are as follows:

	Pension Benefits		Other Postretirement Benefits
At December 31,	2013	2012	2013	2012
(millions)
Net actuarial loss	$279	$433	$3	$44
Prior service (credit) cost	2	3	(4)	(7)

Total(1)	$281	$436	$(1)	$37

(1)	As of December 31, 2013, of the $281 million related to pension benefits, $104 million is included in AOCI, with the remainder included in regulatory assets and liabilities; the $(1) million related to other postretirement benefits is included entirely in regulatory assets and liabilities. As of December 31, 2012, of the $436 million related to pension benefits, $158 million is included in AOCI, with the remainder included in regulatory assets and liabilities; the $37 million related to other postretirement benefits is included entirely in regulatory assets and liabilities.

The following table provides the components of AOCI and regulatory assets and liabilities for Dominion Gas employees represented by collective bargaining units as of December 31, 2013 that are expected to be amortized as components of periodic benefit (credit) cost in 2014:

	Pension Benefits	Other Postretirement Benefits
(millions)
Net actuarial loss	$18	$—
Prior service cost	1	(2)

Dominion determines the expected long-term rates of return on plan assets for the pension plans and other postretirement benefit plans in which Dominion Gas participates by using a combination of:

•	Expected inflation and risk-free interest rate assumptions;

•	Historical return analysis to determine long term historic returns as well as historic risk premiums for various asset classes;

•	Expected future risk premiums, asset volatilities and correlations;

•	Forecasts of an independent investment advisor;

•	Forward-looking return expectations derived from the yield on long-term bonds and the expected long-term returns of major stock market indices; and

•	Investment allocation of plan assets.

Dominion determines discount rates from analyses of AA/Aa rated bonds with cash flows matching the expected payments to be made under the plans in which Dominion Gas participates.

Assumed healthcare cost trend rates have a significant effect on the amounts reported for the retiree healthcare plans in which Dominion Gas participates. A one percentage point change in assumed healthcare cost trend rates, for Dominion Gas employees represented by collective bargaining units, would have had the following effects:

	Other Postretirement Benefits
	One percentage point increase	One percentage point decrease
(millions)
Effect on net periodic cost for 2014	$4	$(3)
Effect on other postretirement benefit obligation at December 31, 2013	28	(23)

An internal Dominion committee selects the final assumptions used for the pension and other postretirement plans in which Dominion Gas participates, including discount rates, expected long-term rates of return and healthcare cost trend rates.

Employees Not Represented by Collective Bargaining Units

Pension benefits for Dominion Gas employees not represented by a collective bargaining unit are covered by the Dominion Pension Plan described above. As a participating employer, Dominion Gas is subject to Dominion’s funding policy, which is to contribute annually an amount that is in accordance with ERISA. During 2013, Dominion Gas made no contributions to the Dominion Pension Plan, and no contributions to this plan are currently expected in 2014. Dominion Gas’ net periodic pension credit related to this plan and reflected in other operations and maintenance expense in the Consolidated Statements of Income was $27 million, $25 million and $34 million in 2013, 2012 and 2011, respectively. The funded status of various Dominion subsidiary groups and employee compensation are the basis for determining the share of total pension costs for participating Dominion subsidiaries. At December 31, 2013 and 2012, Dominion Gas’ amounts due from Dominion associated with this plan and reflected in noncurrent pension and other postretirement benefit assets in the Consolidated Balance Sheets, were $577 million and $549 million, respectively.

Retiree healthcare and life insurance benefits, for Dominion Gas employees not represented by collective bargaining units, are covered by the Dominion Retiree Health and Welfare Plan described above. Dominion Gas’ net periodic benefit cost related to this plan and reflected in other operations and maintenance expense in the Consolidated Statements of Income was less than $1 million, $3 million and $4 million for 2013, 2012 and 2011, respectively. Employee headcount is the basis for determining the share of total other postretirement benefit costs for participating Dominion subsidiaries. At December 31, 2013 and 2012, Dominion Gas’ liabilities to Dominion associated with this plan and reflected in other deferred credits and other liabilities in the Consolidated Balance Sheets were $14 million for both years. Dominion Gas’ contributions to VEBAs for employees not represented by collective bargaining units were $2 million and $5 million for 2013 and 2012, respectively.

Dominion holds investments in trusts to fund employee benefit payments for the pension and other postretirement benefit plans in which Dominion Gas’ employees participate. Any investment-related declines in these trusts will result in future increases in the periodic cost recognized for such employee benefit plans and will be included in the determination of the amount of cash that Dominion Gas will provide to Dominion for its share of employee benefit plan contributions.

Defined Contribution Plans

Dominion Gas also participates in Dominion-sponsored defined contribution employee savings plans, both specific to Dominion Gas and that cover multiple Dominion subsidiaries. During 2013, 2012 and 2011, Dominion Gas recognized $7 million, $6 million and $6 million, respectively, as employer matching contributions to these plans.

NOTE 18. COMMITMENTS AND CONTINGENCIES

As a result of issues generated in the ordinary course of business, Dominion Gas is involved in legal proceedings before various courts and is periodically subject to governmental examinations (including by regulatory authorities), inquiries and investigations. Certain legal proceedings and governmental examinations involve demands for unspecified amounts of damages, are in an initial procedural phase, involve uncertainty as to the outcome of pending appeals or motions, or involve significant factual issues that need to be resolved, such that it is not possible for Dominion Gas to estimate a range of possible loss. For such matters that Dominion Gas cannot estimate, a statement to this effect is made in the description of the matter. Other matters may have progressed sufficiently through the litigation or investigative processes such that Dominion Gas is able to estimate a range of possible loss. For legal proceedings and governmental examinations for which Dominion Gas is able to reasonably estimate a range of possible losses, an estimated range of possible loss is provided, in excess of the accrued liability (if any) for such matters. Any accrued liability is recorded on a gross basis with a receivable also recorded for any probable insurance recoveries. Estimated ranges of loss are inclusive of legal fees and net of any anticipated insurance recoveries. Any estimated range is based on currently available information and involves elements of judgment and significant uncertainties. Any estimated range of possible loss may not represent Dominion Gas’ maximum possible loss exposure. The circumstances of such legal proceedings and governmental examinations will change from time to time and actual results may vary significantly from the current estimate. For current proceedings not specifically reported below, management does not anticipate that the liabilities, if any, arising from such proceedings would have a material effect on Dominion Gas’ financial position, liquidity or results of operations.

Environmental Matters

Dominion Gas is subject to costs resulting from a number of federal, state and local laws and regulations designed to protect human health and the environment. These laws and regulations affect future planning and existing operations. They can result in increased capital, operating and other costs as a result of compliance, remediation, containment and monitoring obligations.

AIR

The CAA, as amended, is a comprehensive program utilizing a broad range of regulatory tools to protect and preserve the nation’s air quality. At a minimum, states are required to establish regulatory programs to address all requirements of the CAA. However, states may choose to develop regulatory programs that are more restrictive. Some of Dominion Gas’ facilities are subject to the CAA’s permitting and other requirements.

In August 2010, the EPA issued revised National Emission Standards for Hazardous Air Pollutants for Reciprocating Internal Combustion Engines. The rule was amended in March 2011 and January 2013. The rule establishes emission standards for control of hazardous air pollutants for engines at smaller facilities, known as area sources. As a result of these regulations, Dominion Gas installed emissions controls on several engines. The Company has spent approximately $2 million to date and is evaluating further expenditures. Dominion Gas is unable to estimate the additional potential impacts on results of operations, financial condition and/or cash flows related to this matter.

In August 2012, the EPA issued the first NSPS impacting the natural gas production and gathering sectors and made revisions to the NSPS for natural gas processing and transmission facilities. These rules establish equipment performance specifications and emissions standards for control of volatile organic chemical emissions for natural gas production wells, tanks, pneumatic controllers, and compressors in the upstream sector. Compliance with these rules began for installations and wells that were started after August 23, 2011. The cost to comply with the NSPS will be a direct result of the number of new wells and new equipment installations performed by Dominion Gas; therefore, Dominion Gas is unable to estimate the potential impacts on results of operations, financial condition and/or cash flows related to this matter.

In May 2010, the EPA issued the final Prevention of Significant Deterioration and Title V Greenhouse Gas Tailoring Rule that requires Dominion Gas to obtain permits for GHG emissions for new and modified facilities over certain emissions thresholds, and meet best available control technology for GHG emissions. The EPA has issued draft guidance for GHG permitting, including best available control technology. The cost to comply will be a direct result of new and modified facilities subject to this rule. Dominion Gas is unable to estimate the potential impacts on results of operations, financial condition and/or cash flows related to this matter.

SOLID AND HAZARDOUS WASTE

The CERCLA, as amended, provides for immediate response and removal actions coordinated by the EPA in the event of threatened releases of hazardous substances into the environment and authorizes the U.S. government either to clean up sites at which hazardous substances have created actual or potential environmental hazards or to order persons responsible for the situation to do so. Under the CERCLA, as amended, generators and transporters of hazardous substances, as well as past and present owners and operators of contaminated sites, can be jointly, severally, and strictly liable for the cost of cleanup. These potentially responsible parties can be ordered to perform a cleanup, be sued for costs associated with an EPA-directed cleanup, voluntarily settle with the U.S. government concerning their liability for cleanup costs, or voluntarily begin a site investigation and site remediation under state oversight.

From time to time, Dominion Gas may be identified as a potentially responsible party to a Superfund site. The EPA (or a state) can either allow such a party to conduct and pay for a remedial investigation, feasibility study and remedial action or conduct the remedial investigation and action itself and then seek reimbursement from the potentially responsible parties. Each party can be held jointly, severally and strictly liable for the cleanup costs. These parties can also bring contribution actions against each other and seek reimbursement from their insurance companies. As a result, Dominion Gas may be responsible for the costs of remedial investigation and actions under the Superfund law or other laws or regulations regarding the remediation of waste. Dominion Gas does not believe this will have a material effect on results of operations, financial condition and/or cash flows.

Dominion Gas has determined that it is associated with 12 former manufactured gas plant sites. Studies conducted by other companies at their former manufactured gas plant sites have indicated that those sites contain coal tar and other potentially harmful materials. None of the 12 former sites with which Dominion Gas is associated is under investigation by any state or federal environmental agency. Due to the uncertainty surrounding these sites, Dominion Gas is unable to make an estimate of the potential financial statement impacts related to these sites.

Legal Matters

Following the completion of the Appalachian Gateway Project in 2012, DTI received multiple change order requests and other claims for additional payments from a pipeline contractor for the project. In July 2013, DTI filed a complaint in U.S. District Court, Eastern District of Virginia for breach of contract, accounting and declaratory relief. The contractor filed a motion to dismiss, or in the alternative, a motion to transfer venue to Pennsylvania and/or West Virginia, where the pipelines were constructed. DTI filed an opposition to the contractor’s motion in August 2013. In November 2013, the court granted the contractor’s motion on the basis that DTI must first comply with the dispute resolution process. Pursuant to the ruling, DTI intends to mediate the matter. This case is pending. DTI has accrued a liability of approximately $6 million for this matter. Dominion Gas cannot currently estimate additional financial statement impacts, but there could be a material impact on results of operations, financial condition and/or cash flows.

Lease Commitments

Dominion Gas leases various facilities, vehicles and equipment primarily under operating leases. Payments under certain leases are escalated based on an index such as the consumer price index. Future minimum lease payments under noncancelable operating and capital leases that have initial or remaining lease terms in excess of one year as of December 31, 2013 are as follows:

	2014	2015	2016	2017	2018	Thereafter	Total
(millions)
Dominion Gas	$20	$17	$15	$15	$15	$43	$125

Rental expense for Dominion Gas totaled $15 million in each 2013, 2012 and 2011. The majority of rental expense is reflected in other operations and maintenance expense in the Consolidated Statements of Income.

Surety Bonds

As of December 31, 2013 Dominion Gas had purchased $31 million of surety bonds. Under the terms of surety bonds, Dominion Gas is obligated to indemnify the respective surety bond company for any amounts paid.

Indemnifications

As part of commercial contract negotiations in the normal course of business, Dominion Gas may sometimes agree to make payments to compensate or indemnify other parties for possible future unfavorable financial consequences resulting from specified events. The specified events may involve an adverse judgment in a lawsuit or the imposition of additional taxes due to a change in tax law or interpretation of the tax law. Dominion Gas is unable to develop an estimate of the maximum potential amount of future payments under these contracts because events that would obligate it have not yet occurred or, if any such event has occurred, it has not been notified of its occurrence. However, at December 31, 2013, Dominion Gas believes future payments, if any, that could ultimately become payable under these contract provisions, would not have a material impact on its results of operations, cash flows or financial position.

NOTE 19. CREDIT RISK

Credit risk is the risk of financial loss if counterparties fail to perform their contractual obligations. In order to minimize overall credit risk, credit policies are maintained, including the evaluation of counterparty financial condition. In addition, counterparties may make available collateral, including letters of credit, payment guarantees, or cash deposits.

Dominion Gas maintains a provision for credit losses based on factors surrounding the credit risk of its customers, historical trends and other information. Management believes, based on credit policies and the December 31, 2013 provision for credit losses, it is unlikely that a material adverse effect on financial position, results of operations or cash flows would occur as a result of counterparty nonperformance.

Dominion Gas transacts mainly with major companies in the energy industry and with residential and commercial energy consumers. These transactions principally occur in the Northeast, mid-Atlantic and Midwest regions of the U.S. Dominion Gas does not believe that this geographic concentration contributes to its overall exposure to credit risk. In addition, as a result of its large and diverse customer base, Dominion Gas is not exposed to a significant concentration of credit risk for receivables arising from gas utility operations.

In 2013, DTI provided service to approximately 242 customers with 98% of its storage and transportation revenue being provided through firm services. The ten largest customers provided approximately 42% of the total storage and transportation revenue and the 30 largest provided approximately 74% of the total storage and transportation revenue of approximately $645 million. Approximately 97% of the transmission capacity under contract on DTI’s pipeline is subscribed with long-term contracts (two years or greater). The remaining 3% is contracted on a year-to-year basis. Less than 1% of firm transportation capacity is currently unsubscribed. All storage services are subscribed under long-term contracts.

East Ohio distributes natural gas to residential, commercial and industrial customers in Ohio using rates established by the Ohio Commission. Approximately 98% of East Ohio revenues are derived from its regulated gas distribution services. While individual customers of East Ohio have had increased amounts of bad debt in recent years, management believes that this concentration and bad debt risk is mitigated by the regulatory framework established by the Ohio Commission. See Note 12 for further information about Ohio’s PIPP and UEX Riders that mitigate East Ohio’s overall credit risk.

NOTE 20. RELATED-PARTY TRANSACTIONS

Dominion Gas engages in related party transactions primarily with other Dominion subsidiaries (affiliates). Dominion Gas’ receivable and payable balances with affiliates are settled based on contractual terms or on a monthly basis, depending on the nature of the underlying transactions. Dominion Gas’ subsidiaries are included in the Dominion consolidated federal income tax return. A discussion of the significant related party transactions follows.

Transactions with Affiliates

Dominion Gas transacts with affiliates for certain quantities of natural gas and other commodities at market prices in the ordinary course of business. Additionally, Dominion Gas provides transportation and storage services to affiliates. Dominion Gas also enters into certain other contracts with affiliates, which are presented separately from contracts involving commodities or services. For the years ended December 31, 2013, 2012 and 2011, all of Dominion Gas’ commodity and interest rate derivatives are transacted with affiliates. See Note 7 for more information. Dominion Gas participates in certain Dominion benefit plans as described in Note 17. See Note 3 for information regarding sales of assets to an affiliate.

Year Ended December 31,	2013	2012	2011
(millions)
Purchases of natural gas and transportation and storage services from affiliates	$31	$14	$28
Sales of natural gas and transportation and storage services to affiliates	109	64	62

DRS and affiliates provide certain administrative and technical services to Dominion Gas. Dominion Gas provides certain services to affiliates, including technical services. The costs of these services follow:

Year Ended December 31,	2013	2012	2011
(millions)
Services provided by affiliates(1)	$116	$107	$105
Services provided by Dominion Gas to affiliates	4	3	3

(1)	Includes capitalized expenditures.

Dominion Gas maintains gas imbalances with affiliates. The imbalances with affiliates follow:

At December 31,	2013	2012
(millions)
Imbalances receivable from affiliates(1)	$6	$20
Imbalances payable to affiliates(2)	1	—

(1)	Imbalances receivable from affiliates are presented in other current assets in Dominion Gas’ Consolidated Balance Sheets.
(2)	Imbalances payable to affiliates are presented in other current liabilities in Dominion Gas’ Consolidated Balance Sheets.

Dominion Gas has the ability to borrow funds from Dominion under both short-term and long-term borrowing arrangements. There were $569 million in outstanding affiliated long-term borrowings, including securities due within one year, as of December 31, 2012. There were no long-term borrowings with Dominion as of December 31, 2013. Dominion Gas’ borrowings under the IRCA totaled $1.3 billion as of December 31, 2013. There were no borrowings under this agreement as of December 31, 2012. Dominion Gas’ outstanding borrowings, net of repayments, under the Dominion money pool totaled $1.9 billion as of December 31, 2012. There were no borrowings under the Dominion money pool as of December 31, 2013. Interest charges related to Dominion Gas’ total borrowings from Dominion were $35 million, $61 million, $59 million for the years ended December 31, 2013, 2012, and 2011, respectively.

Dominion Gas’ outstanding advances, net of receipts, under the Dominion money pool totaled $75 million as of December 31, 2012. There were no advances under the IRCA as of December 31, 2013.

NOTE 21. OPERATING SEGMENT

Dominion Gas is organized primarily on the basis of products and services sold in the U.S. Dominion Energy, the Company’s primary operating segment, consists of natural gas transmission, storage, gathering, processing and distribution.

Dominion Gas also reports a Corporate and Other segment.

The Corporate and Other Segment primarily includes specific items attributable to Dominion Gas’ operating segment that are not included in profit measures evaluated by executive management in assessing the segment’s performance and the effect of certain items recorded at Dominion Gas as a result of the recognition of Dominion’s basis in the net assets contributed.

In 2013, Dominion Gas reported after-tax net expenses of $49 million in the Corporate and Other segment, with $41 million of these net expenses attributable to specific items related to its operating segment.

The net expenses for specific items in 2013 primarily related to the impact of the following items:

•	$55 million ($33 million after-tax) of impairment charges related to certain natural gas infrastructure assets; and

•	A $14 million ($8 million after-tax) charge primarily reflecting severance pay and other benefits related to workforce reductions.

In 2012, Dominion Gas reported after-tax net expenses of $10 million in the Corporate and Other segment, with none of these net expenses attributable to specific items related to its operating segment.

In 2011, Dominion Gas reported after-tax net expenses of $10 million in the Corporate and Other segment, including a $2 million benefit attributable to specific items related to its operating segment.

The following table presents segment information pertaining to Dominion Gas’ operations:

Year Ended December 31,	Dominion Energy	Corporate and Other	Consolidated Total
(millions)
2013
Operating revenue	$1,937	$—	$1,937
Depreciation and amortization	188	—	188
Equity in earnings of equity method investees	22	—	22
Interest income	2	—	2
Interest and related charges	28	—	28
Income tax expense	333	(32)	301
Net income	510	(49)	461
Investment in equity method investees	105	—	105
Capital expenditures	650	—	650
Total assets at December 31 (billions)	8.5	0.6	9.1

2012
Operating revenue	$1,677	$—	$1,677
Depreciation and amortization	176	—	176
Equity in earnings of equity method investees	23	—	23
Interest income	2	—	2
Interest and related charges	40	—	40
Income tax expense	293	(5)	288
Net income	469	(10)	459
Investment in equity method investees	102	—	102
Capital expenditures	928	—	928
Total assets at December 31 (billions)	8.0	0.7	8.7

2011
Operating revenue	$1,878	$—	$1,878
Depreciation and amortization	163	—	163
Equity in earnings of equity method investees	23	—	23
Interest income	2	—	2
Interest and related charges	44	—	44
Income tax expense	216	(9)	207
Net income	352	(10)	342
Capital expenditures	710	—	710

Exhibit 99.11(c)

F-1

Dominion Gas Holdings, LLC

Consolidated Statements of Income

(Unaudited)

Three Months Ended March 31,	2014	2013
(millions)
Operating Revenue(1)	$569	$586

Operating Expenses
Purchased gas(1)	137	114
Other energy-related purchases	16	22
Other operations and maintenance
Affiliated suppliers	21	22
Other(2)	32	108
Depreciation and amortization	47	49
Other taxes	51	47

Total operating expenses	304	362

Income from operations	265	224

Other income	8	11
Interest and related charges(1)	6	7

Income from operations before income taxes	267	228
Income tax expense	103	90

Net Income	$164	$138

(1)	See Note 15 for amounts attributable to related parties.
(2)	Includes gains on the sales of assets to an affiliate of $59 million and $25 million in 2014 and 2013, respectively. See Note 3 for more information.

The accompanying notes are an integral part of Dominion Gas’ Consolidated Financial Statements.

F-2

Dominion Gas Holdings, LLC

Consolidated Statements of Comprehensive Income

(Unaudited)

Three Months Ended March 31,	2014	2013
(millions)
Net income	$164	$138
Other comprehensive income (loss), net of taxes:
Net deferred gains (losses) on derivatives-hedging activities(1)	(8)	14
Changes in net unrecognized pension and other postretirement benefit costs(2)	—	—
Amounts reclassified to net income:
Net derivative losses-hedging activities(3)	5	3
Net pension and other postretirement benefit costs(4)	1	2

Other comprehensive income (loss)	(2)	19

Comprehensive income	$162	$157

(1)	Net of $5 million and $(10) million tax for the three months ended March 31, 2014 and 2013, respectively.
(2)	Net of $(1) million and $— million tax for the three months ended March 31, 2014 and 2013, respectively.
(3)	Net of $(3) million and $(2) million tax for the three months ended March 31, 2014 and 2013, respectively.
(4)	Net of $(1) million tax for both the three months ended March 31, 2014 and 2013.

The accompanying notes are an integral part of Dominion Gas’ Consolidated Financial Statements.

F-3

Dominion Gas Holdings, LLC

Consolidated Balance Sheets

(Unaudited)

	March 31, 2014	December 31, 2013(1)
(millions)
ASSETS
Current Assets
Cash and cash equivalents	$14	$8
Customer receivables (less allowance for doubtful accounts of $4 and $5)(2)	456	311
Affiliated receivables	23	41
Prepayments	57	67
Inventories	62	63
Other(2)	335	311

Total current assets	947	801

Investments	109	106

Property, Plant and Equipment
Property, plant and equipment	8,230	8,240
Accumulated depreciation and amortization	(2,435)	(2,421)

Total property, plant and equipment, net	5,795	5,819

Deferred Charges and Other Assets
Goodwill	542	545
Intangible assets, net	81	82
Regulatory assets	310	285
Pension and other postretirement benefit assets(2)	1,464	1,436
Other(2)	61	68

Total deferred charges and other assets	2,458	2,416

Total assets	$9,309	$9,142

(1)	Dominion Gas’ Consolidated Balance Sheet at December 31, 2013 has been derived from the Audited Consolidated Financial Statements contained in Exhibit 99.11(b) to the Form 8-K filed on June 26, 2014 (the “Report”) by Dominion Gas.
(2)	See Note 15 for amounts attributable to related parties.

F-4

	March 31, 2014	December 31, 2013(1)
(millions)
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$250	$277
Payables to affiliates	58	45
Affiliated current borrowings	1,326	1,342
Accrued interest, payroll and taxes	282	209
Other(2)	207	197

Total current liabilities	2,123	2,070

Long-Term Debt	1,198	1,198
Deferred Credits and Other Liabilities
Deferred income taxes and investment tax credits	1,993	1,977
Other(2)	479	470

Total deferred credits and other liabilities	2,472	2,447

Total liabilities	5,793	5,715

Commitments and Contingencies (see Note 13)
Equity
Membership interests	3,576	3,485
Accumulated other comprehensive loss	(60)	(58)

Total equity	3,516	3,427

Total liabilities and equity	$9,309	$9,142

(1)	Dominion Gas’ Consolidated Balance Sheet at December 31, 2013 has been derived from the Audited Consolidated Financial Statements contained in Exhibit 99.11(b) to the Report.
(2)	See Note 15 for amounts attributable to related parties.

The accompanying notes are an integral part of Dominion Gas’ Consolidated Financial Statements.

F-5

Dominion Gas Holdings, LLC

Consolidated Statement of Equity

(Unaudited)

	Membership Interests	Accumulated Other Comprehensive Loss	Total
(millions)
December 31, 2013	$3,485	$(58)	$3,427
Net income	164	—	164
Equity contribution from parent	5	—	5
Distributions	(78)	—	(78)
Other comprehensive loss, net of tax	—	(2)	(2)

March 31, 2014	$3,576	$(60)	$3,516

The accompanying notes are an integral part of Dominion Gas’ Consolidated Financial Statements.

F-6

Dominion Gas Holdings, LLC

Consolidated Statements of Cash Flows

(Unaudited)

Three Months Ended March 31,	2014	2013
(millions)
Operating Activities
Net income	$164	$138
Adjustments to reconcile net income to net cash provided by operating activities:
Gains on sales of assets to an affiliate	(59)	(25)
Depreciation and amortization	47	49
Deferred income taxes and investment tax credits	27	18
Other adjustments	(2)	(5)
Changes in:
Accounts receivable	(154)	(98)
Deferred purchased gas costs, net	29	26
Prepayments	10	27
Accounts payable	(16)	(23)
Payables to affiliates	3	17
Accrued interest, payroll and taxes	73	43
Other operating assets and liabilities	(9)	19

Net cash provided by operating activities	113	186

Investing Activities
Plant construction and other property additions	(107)	(110)
Proceeds from sale of assets to an affiliate	30	61
Other	(2)	(6)

Net cash used in investing activities	(79)	(55)

Financing Activities
Issuance (repayment) of affiliated current borrowings, net	51	(138)
Distribution payments	(78)	—
Other	(1)	—

Net cash used in financing activities	(28)	(138)

Increase (decrease) in cash and cash equivalents	6	(7)
Cash and cash equivalents at beginning of period	8	12

Cash and cash equivalents at end of period	$14	$5

Supplemental Cash Flow Information
Significant noncash investing and financing activities:
Accrued capital expenditures	$24	$29
Proceeds from sale of assets to affiliate not yet received	17	47
Extinguishment of affiliated current borrowings in exchange for assets sold to affiliate	67	—

The accompanying notes are an integral part of Dominion Gas’ Consolidated Financial Statements.

F-7

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 1. NATURE OF OPERATIONS

Dominion Gas’ operations include a regulated interstate natural gas transmission pipeline and underground storage system in the Northeast, mid-Atlantic and Midwest states, regulated gas transportation and distribution operations in Ohio, and gas gathering and processing activities primarily in West Virginia, Ohio and Pennsylvania.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

As permitted by the rules and regulations of the SEC, Dominion Gas’ accompanying Unaudited Consolidated Financial Statements contain certain condensed financial information and exclude certain footnote disclosures normally included in annual audited consolidated financial statements prepared in accordance with GAAP. These Unaudited Consolidated Financial Statements should be read in conjunction with Dominion Gas’ Audited Consolidated Financial Statements contained in Exhibit 99.11(b) to the Report.

In Dominion Gas’ opinion, the accompanying Unaudited Consolidated Financial Statements contain all adjustments necessary to present fairly its financial position as of March 31, 2014, its results of operations and cash flows for the three months ended March 31, 2014 and 2013 and its changes in equity for the three months ended March 31, 2014. Such adjustments are normal and recurring in nature unless otherwise noted.

Dominion Gas makes certain estimates and assumptions in preparing its consolidated financial statements in accordance with GAAP. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the periods presented. Actual results may differ from those estimates.

Dominion Gas’ accompanying Unaudited Consolidated Financial Statements include the accounts of the wholly-owned subsidiaries, after eliminating intercompany accounts and transactions.

The results of operations for interim periods are not necessarily indicative of the results expected for the full year. Information for quarterly periods is affected by seasonal variations in sales, rate changes, purchased gas expenses and other factors.

Certain amounts in Dominion Gas’ Audited Consolidated Financial Statements have been reclassified to conform to the 2014 presentation for comparative purposes. The reclassifications did not affect the Company’s net income, total assets, liabilities, equity or cash flows.

NOTE 3. DISPOSITIONS

Sales of Pipeline Systems

In March 2014, Dominion Gas sold the Northern System to an affiliate for consideration of approximately $84 million, consisting of $17 million in cash proceeds and the extinguishment of affiliated current borrowings of $67 million. The sale resulted in a gain of approximately $59 million ($35 million after-tax) net of a $3 million write-off of goodwill.

In March 2013, Dominion Gas sold Line TL-404 to an affiliate and received approximately $47 million in cash proceeds. The sale resulted in a gain of approximately $25 million ($14 million after-tax) net of a $2 million write-off of goodwill.

All gains discussed above are recorded in other operations and maintenance expense in Dominion Gas’ Consolidated Statements of Income.

F-8

Assignment of Marcellus Acreage

In December 2013, DTI closed on agreements with two natural gas producers to convey approximately 100,000 acres of Marcellus Shale development rights underneath several of its natural gas storage fields. In the first quarter of 2014, DTI received $12 million in additional cash proceeds resulting from post-closing adjustments. At March 31, 2014, deferred revenue totaled approximately $89 million, which will be recognized over the remaining terms of the agreements.

NOTE 4. OPERATING REVENUE

Dominion Gas’ operating revenue consists of the following:

Three Months Ended March 31,	2014	2013
(millions)
Gas sales:
Regulated	$83	$74
Nonregulated	9	3
Gas transportation and storage	396	419
NGL revenue	57	72
Other	24	18

Total operating revenue	$569	$586

NOTE 5. INCOME TAXES

The statutory U.S. federal income tax rate reconciles to the effective income tax rate as follows:

Three Months Ended March 31,	2014	2013
U.S. statutory rate	35.0%	35.0%
Increases resulting from:
State taxes, net of federal benefit	3.4	4.3
Other, net	0.3	0.2

Effective tax rate	38.7%	39.5%

As of March 31, 2014, there have been no material changes in unrecognized tax benefits or possible changes that could reasonably be expected to occur during the next twelve months. See Note 5 to Dominion Gas’ Audited Consolidated Financial Statements contained in Exhibit 99.11(b) to the Report for a discussion of these unrecognized tax benefits.

F-9

NOTE 6. ACCUMULATED OTHER COMPREHENSIVE INCOME

The following table presents Dominion Gas’ changes in AOCI by component, net of tax:

	Deferred gains and losses on derivatives- hedging activities	Unrecognized pension and other postretirement benefit costs	Total
(millions)
Three Months Ended March 31, 2014
Beginning balance	$3	$(61)	$(58)
Other comprehensive income before reclassifications: gains (losses)	(8)	—	(8)
Amounts reclassified from accumulated other comprehensive income: (gains) losses(1)	5	1	6

Net current-period other comprehensive income (loss)	(3)	1	(2)

Ending balance	$—	$(60)	$(60)

Three Months Ended March 31, 2013
Beginning balance	$(47)	$(93)	$(140)
Other comprehensive income before reclassifications: gains (losses)	14	—	14
Amounts reclassified from accumulated other comprehensive income: (gains) losses(1)	3	2	5

Net current-period other comprehensive income	17	2	19

Ending balance	$(30)	$(91)	$(121)

(1)	See table below for details about these reclassifications.

F-10

The following table presents Dominion Gas’ reclassifications out of AOCI by component:

Details about AOCI components	Amounts reclassified from AOCI	Affected line item in the Consolidated Statements of Income
(millions)
Three Months Ended March 31, 2014
Deferred (gains) and losses on derivatives-hedging activities:
Commodity contracts	$6	Operating revenue
	2	Purchased gas

	8
Tax	(3)	Income tax expense

	$5

Unrecognized pension and other postretirement benefit costs:
Actuarial losses	$2	Other operations and maintenance

	2
Tax	(1)	Income tax expense

	$1

Three Months Ended March 31, 2013
Deferred (gains) and losses on derivatives-hedging activities:
Commodity contracts	$1	Operating revenue
	4	Purchased gas

	5
Tax	(2)	Income tax expense

	$3

Unrecognized pension and other postretirement benefit costs:
Actuarial losses	$3	Other operations and maintenance

	3
Tax	(1)	Income tax expense

	$2

Note 7. Fair Value Measurements

Dominion Gas’ fair value measurements are made in accordance with the policies discussed in Note 6 to the Audited Consolidated Financial Statements contained in Exhibit 99.11(b) to the Report. See Note 8 for further information about Dominion Gas’ derivatives and hedge accounting activities.

Dominion Gas enters into certain derivative contracts such as physical and financial forwards, futures and swaps, which are considered Level 3 as they have one or more inputs that are not observable and are significant to the valuation. The discounted cash flow method is used to value Level 3 physical and financial forwards and futures contracts. The discounted cash flow model calculates mark-to-market valuations based on forward market prices, original transaction prices, volumes, risk-free rate of return, and credit spreads. For Level 3 fair value measurements, the forward market prices are considered unobservable. The unobservable inputs are developed and substantiated using historical information, available market data, third-party data, and statistical analysis.

F-11

Periodically, inputs to valuation models are reviewed and revised as needed, based on historical information, updated market data, market liquidity and relationships, and changes in third-party pricing sources.

The following table presents Dominion Gas’ quantitative information about Level 3 derivative fair value measurements at March 31, 2014. The range and weighted average are presented in dollars for market price inputs.

	Fair Value (millions)	Valuation Technique	Unobservable Input	Range	Weighted Average(1)
Assets:
Physical and Financial Forwards and Futures:
NGLs	$6	Discounted Cash Flow	Market Price (per gallon) (2)	1 - 3	1

Total assets	$6

Liabilities:
Physical and Financial Forwards and Futures:
NGLs	$8	Discounted Cash Flow	Market Price (per gallon) (2)	1 - 3	1

Total liabilities	$8

(1)	Averages weighted by volume.
(2)	Represents market prices beyond defined terms for Levels 1 & 2.

Sensitivity of the fair value measurements to changes in the significant unobservable inputs is as follows:

Significant Unobservable Inputs	Position	Change to Input	Impact on Fair Value Measurement
Market Price	Buy	Increase (decrease)	Gain (loss)
Market Price	Sell	Increase (decrease)	Loss (gain)

Recurring Fair Value Measurements

The following table presents Dominion Gas’ assets and liabilities for commodity and interest rate derivatives that are measured at fair value on a recurring basis for each hierarchy level, including both current and noncurrent portions:

	Level 1	Level 2	Level 3	Total
(millions)
At March 31, 2014
Assets:
Commodity	$—	$—	$6	$6
Interest rate	—	20	—	20

Total assets	$—	$20	$6	$26
Liabilities:
Commodity	$—	$9	$8	$17

At December 31, 2013
Assets:
Commodity	$—	$—	$6	$6
Interest rate	—	34	—	34

Total Assets	$—	$34	$6	$40
Liabilities:
Commodity	$—	$13	$12	$25

F-12

The following table presents the net change in the assets and liabilities for commodity derivatives measured at fair value on a recurring basis and included in the Level 3 fair value category:

Three Months Ended March 31,	2014	2013
(millions)
Balance at January 1,	$(6)	$(12)
Total realized and unrealized gains (losses):
Included in earnings	(5)	(1)
Included in other comprehensive income (loss)	4	11
Settlements	5	1

Balance at March 31,	$(2)	$(1)

The gains and losses included in earnings in the Level 3 fair value category were classified in operating revenue in Dominion Gas’ Consolidated Statements of Income for the three months ended March 31, 2014 and 2013. There were no unrealized gains or losses included in earnings in the Level 3 fair value category relating to assets/liabilities still held at the reporting date for the three months ended March 31, 2014 and 2013.

Fair Value of Financial Instruments

In accordance with GAAP, Dominion Gas reports certain contracts and instruments at fair value. The carrying values of cash and cash equivalents, customer and other receivables, affiliated current borrowings, payables to affiliates and accounts payable are estimated to be substantially the same as their fair values. For Dominion Gas’ financial instruments that are not recorded at fair value, the carrying amounts and fair values are as follows:

	March 31, 2014		December 31, 2013
	Carrying Amount	Estimated Fair Value(1)	Carrying Amount	Estimated Fair Value(1)
(millions)
Long-term debt(2)	$1,198	$1,204	$1,198	$1,169

(1)	Fair value is estimated using market prices, where available, and interest rates currently available for issuance of debt with similar terms and remaining maturities. All fair value measurements are classified as Level 2.
(2)	Carrying amount includes amounts which represent the unamortized discount.

NOTE 8. DERIVATIVES AND HEDGE ACCOUNTING ACTIVITIES

Dominion Gas’ accounting policies and objectives and strategies for using derivative instruments are discussed in Note 2 to the Audited Consolidated Financial Statements contained in Exhibit 99.11(b) to the Report. See Note 7 for further information about fair value measurements and associated valuation methods for derivatives.

Balance Sheet Presentation

Derivative assets and liabilities are presented gross on Dominion Gas’ Consolidated Balance Sheets. Dominion Gas’ derivative contracts consist of over-the-counter transactions. Over-the-counter contracts are bilateral contracts that are transacted directly with a third party. Certain over-the-counter contracts contain contractual rights of setoff through contract default provisions. In addition, the contracts are subject to conditional rights of setoff through counterparty nonperformance, insolvency, or other conditions.

In general, most non-affiliate over-the-counter transactions are subject to collateral requirements. Types of collateral for over-the-counter contracts include cash, letters of credit, and in some cases other forms of security, none of which are subject to restrictions. Certain accounts receivable and accounts payable recognized on

F-13

Dominion Gas’ Consolidated Balance Sheets, as well as letters of credit and other forms of security, all of which are not included in the tables below, are subject to offset under contract netting provisions and would reduce the net exposure.

The tables below present Dominion Gas’ derivative asset and liability balances by type of financial instrument, before and after the effects of offsetting.

	March 31, 2014			December 31, 2013
	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Consolidated Balance Sheet	Net Amounts of Assets Presented in the Consolidated Balance Sheet	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Consolidated Balance Sheet	Net Amounts of Assets Presented in the Consolidated Balance Sheet
(millions)
Interest rate contracts:
Over-the-counter	$20	$—	$20	$34	$—	$34
Commodity contracts:
Over-the-counter	6	—	6	6	—	6

Total derivatives, subject to a master netting or similar arrangement	$26	$—	$26	$40	$—	$40

	March 31, 2014				December 31, 2013
		Gross Amounts Not Offset in the Consolidated Balance Sheet				Gross Amounts Not Offset in the Consolidated Balance Sheet
	Net Amounts of Assets Presented in the Consolidated Balance Sheet	Financial Instruments	Cash Collateral Received	Net Amounts	Net Amounts of Assets Presented in the Consolidated Balance Sheet	Financial Instruments	Cash Collateral Received	Net Amounts
(millions)
Interest rate contracts:
Over-the-counter	$20	$—	$—	$20	$34	$—	$—	$34
Commodity contracts:
Over-the-counter	6	6	—	—	6	6	—	—

Total	$26	$6	$—	$20	$40	$6	$—	$34

	March 31, 2014			December 31, 2013
	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Consolidated Balance Sheet	Net Amounts of Liabilities Presented in the Consolidated Balance Sheet	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Consolidated Balance Sheet	Net Amounts of Liabilities Presented in the Consolidated Balance Sheet
(millions)
Commodity contracts:
Over-the-counter	$17	$—	$17	$25	$—	$25

Total derivatives, subject to a master netting or similar arrangement	$17	$—	$17	$25	$—	$25

F-14

	March 31, 2014				December 31, 2013
		Gross Amounts Not Offset in the Consolidated Balance Sheet				Gross Amounts Not Offset in the Consolidated Balance Sheet
	Net Amounts of Liabilities Presented in the Consolidated Balance Sheet	Financial Instruments	Cash Collateral Paid	Net Amounts	Net Amounts of Liabilities Presented in the Consolidated Balance Sheet	Financial Instruments	Cash Collateral Paid	Net Amounts
(millions)
Commodity contracts:
Over-the-counter	$17	$6	$—	$11	$25	$6	$—	$19

Total	$17	$6	$—	$11	$25	$6	$—	$19

Volumes

The following table presents the volume of Dominion Gas’ derivative activity as of March 31, 2014. These volumes are based on open derivative positions and represent the combined absolute value of their long and short positions, except in the case of offsetting transactions, for which they represent the absolute value of the net volume of their long and short positions.

	Current	Noncurrent
Natural Gas (bcf):
Fixed price	4	—
Basis	4	—
NGLs (gallons)	86,520,000	—
Interest rate	$700,000,000	$100,000,000

Ineffectiveness and AOCI

For the three months ended March 31, 2014 and 2013, gains or losses on hedging instruments determined to be ineffective were not material.

The following table presents selected information related to losses on cash flow hedges included in AOCI in Dominion Gas’ Consolidated Balance Sheet at March 31, 2014:

	AOCI After-Tax	Amounts Expected to be Reclassified to Earnings during the next 12 Months After-Tax	Maximum Term
(millions)
Commodities:
Natural Gas	$(6)	$(6)	9 months
NGLs	(2)	(2)	9 months
Interest rate	8	—	366 months

Total	$—	$(8)

The amounts that will be reclassified from AOCI to earnings will generally be offset by the recognition of the hedged transactions (e.g., anticipated sales) in earnings, thereby achieving the realization of prices contemplated by the underlying risk management strategies and will vary from the expected amounts presented above as a result of changes in market prices and interest rates.

F-15

Fair Value and Gains and Losses on Derivative Instruments

The following tables present the fair values of Dominion Gas’ commodity and interest rate derivatives and where they are presented in its Consolidated Balance Sheets:

	Fair Value - Derivatives under Hedge Accounting	Fair Value- Derivatives not under Hedge Accounting	Total Fair Value
(millions)
At March 31, 2014
ASSETS
Current Assets
Commodity	$6	$—	$6
Interest rate	20	—	20

Total current derivative assets(1)	26	—	26

Total derivative assets	$26	$—	$26

LIABILITIES
Current Liabilities
Commodity	$17	$—	$17

Total current derivative liabilities(2)	17	—	17

Total derivative liabilities	$17	$—	$17

At December 31, 2013
ASSETS
Current Assets
Commodity	$6	$—	$6
Interest rate	34	—	34

Total current derivative assets(1)	40	—	40

Total derivative assets	$40	$—	$40

LIABILITIES
Current Liabilities
Commodity	$25	$—	$25

Total current derivative liabilities(2)	25	—	25

Total derivative liabilities	$25	$—	$25

(1)	Current derivative assets are presented in other current assets in Dominion Gas’ Consolidated Balance Sheets.
(2)	Current derivative liabilities are presented in other current liabilities in Dominion Gas’ Consolidated Balance Sheets.

F-16

The following table presents the gains and losses on Dominion Gas’ derivatives, as well as where the associated activity is presented in its Consolidated Balance Sheets and Statements of Income:

Derivatives in cash flow hedging relationships	Amount of Gain (Loss) Recognized in AOCI on Derivatives (Effective Portion)(1)	Amount of Gain (Loss) Reclassified from AOCI to Income
(millions)
Three Months Ended March 31, 2014
Derivative Type and Location of Gains (Losses)
Commodity
Operating revenue		$(6)
Purchased gas		(2)

Total commodity	$1	$(8)

Interest rate(2)	(14)	—

Total	$(13)	$(8)

Three Months Ended March 31, 2013
Derivative Type and Location of Gains (Losses)
Commodity
Operating revenue		$(1)
Purchased gas		(4)

Total commodity	$12	$(5)

Interest rate(2)	12	—

Total	$24	$(5)

(1)	Amounts deferred into AOCI have no associated effect in Dominion Gas’ Consolidated Statements of Income.
(2)	Amounts recorded in Dominion Gas’ Consolidated Statements of Income are classified in interest and related charges.

NOTE 9. INVESTMENTS

Equity Method Investment

Dominion Gas accounts for the following investment under the equity method of accounting:

Company	Ownership%	Investment Balance		Description
		March 31, 2014	December 31, 2013
(millions)
Iroquois	24.72%	$108	$105	Gas transmission system

Total		$108	$105

Dominion Gas’ equity earnings on this investment totaled $8 million and $11 million for the three months ended March 31, 2014 and 2013, respectively. Dominion Gas received distributions from this investment of $5 million for both the three months ended March 31, 2014 and 2013. As of March 31, 2014 and December 31, 2013, the carrying amount of Dominion Gas’ investment exceeded its share of underlying equity in net assets by approximately $8 million. The differences reflect equity method goodwill and are not being amortized.

F-17

NOTE 10. REGULATORY ASSETS AND LIABILITIES

Regulatory assets and liabilities include the following:

	March 31, 2014	December 31, 2013
(millions)
Regulatory assets:
Unrecovered gas costs(1)	$11	$40
Deferred rate adjustment clause costs(2)	6	24
Bad debt tracker(3)	—	11
Other	1	4

Regulatory assets-current(4)	18	79

Unrecognized pension and other postretirement benefit costs(5)	191	194
Deferred rate adjustment clause costs(2)	65	59
Income taxes recoverable through future rates(6)	24	24
Other postretirement benefit costs(7)	2	7
Other	28	1

Regulatory assets-non-current	310	285

Total regulatory assets	$328	$364

Regulatory liabilities:
PIPP(8)	$87	$76
Other	11	3

Regulatory liabilities-current(9)	98	79

Provision for future cost of removal and AROs(10)	177	177
Unrecognized pension and other postretirement benefit costs(5)	17	18
Other	12	8

Regulatory liabilities-non-current(11)	206	203

Total regulatory liabilities	$304	$282

(1)	Reflects unrecovered gas costs at East Ohio, which are recovered through filings with the Ohio Commission.
(2)	Reflects deferrals of costs associated with certain current and prospective rider projects. See Note 11 for more information.
(3)	Represents East Ohio’s deferrals for the UEX Rider which are recovered through rates which are filed annually. Most of East Ohio’s bad debt expense is recovered either through the UEX Rider or the PIPP Rider.
(4)	Current regulatory assets are presented in other current assets in Dominion Gas’ Consolidated Balance Sheets.
(5)	Represents unrecognized pension and other postretirement benefit costs expected to be recovered through future rates generally over the expected remaining service period of plan participants.
(6)

Amounts to be recovered through future rates to pay income taxes that become payable when rate revenue is provided to recover AFUDC-equity and depreciation of property, plant and equipment for which deferred income taxes were not recognized for ratemaking purposes, including amounts attributable to tax rate changes.

F-18

(7)	Primarily reflects costs recognized in excess of amounts included in regulated rates charged by Dominion Gas’ regulated gas operations before rates were updated to reflect a change in accounting method for other postretirement benefit costs.
(8)	Under PIPP, eligible customers can receive energy assistance based on their ability to pay. The difference between the customer’s total bill and the PIPP plan amount is deferred and collected or returned annually under the PIPP rider according to East Ohio tariff provisions.
(9)	Current regulatory liabilities are presented in other current liabilities in Dominion Gas’ Consolidated Balance Sheets.
(10)	Rates charged to customers by Dominion Gas’ regulated businesses include a provision for the cost of future activities to remove assets that are expected to be incurred at the time of retirement.
(11)	Non-current regulatory liabilities are presented in other deferred credits and other liabilities in Dominion Gas’ Consolidated Balance Sheets.

At March 31, 2014, approximately $15 million of regulatory assets represented past expenditures on which Dominion Gas does not currently earn a return. These expenditures are expected to be recovered within two years.

NOTE 11. REGULATORY MATTERS

Ohio Regulation

PIR Program

In 2008, East Ohio began PIR, aimed at replacing approximately 20% of its pipeline system. In February 2014, East Ohio filed an application requesting approval to adjust the PIR cost recovery rates for 2013 costs. The filing reflects gross plant investment for 2013 of $164 million, cumulative gross plant investment of $674 million and an estimated revenue requirement of $89 million. This application was approved by the Ohio Commission in April 2014.

AMR Program

In 2007, East Ohio began updating or exchanging mechanical meters with automated meter reading technology for its 1.2 million customers in Ohio. In February 2014, East Ohio filed an application with the Ohio Commission to adjust its AMR cost recovery rate to recover costs associated with AMR deployment for the calendar year 2013. The filing reflects a cumulative gross plant investment of $91 million and an estimated revenue requirement of approximately $8 million. This application was approved by the Ohio Commission in April 2014. The AMR program approved by the Ohio Commission is now complete. Although no further capital investment will be added, East Ohio is approved to recover depreciation, property taxes, carrying charges and a return until East Ohio has another rate case.

FERC Regulation

DTI Settlement

In mid-2013, DTI received concerns about its fuel retainage percentages and apparent over-recovery of fuel costs during certain time periods reflected in its annual fuel reports. In December 2013, DTI submitted for FERC approval of a stipulation and agreement addressing, among other things, reductions in its fuel retainage percentages and a rate moratorium through 2016. In February 2014, FERC approved the stipulation and agreement.

The revised fuel retainage percentages became effective January 1, 2014. DTI began assessing the reduced fuel retainage percentages on March 1, 2014, and as a result provided refunds totaling nearly $10 million. The refunds reflect, with interest, the value of the difference between the actual quantities of fuel retained for the months of January and February and the quantities that would have been retained using the reduced percentages. The reduction in fuel retention is expected to reduce DTI’s revenues by approximately $35 million in 2014.

F-19

NOTE 12. VARIABLE INTEREST ENTITIES

The primary beneficiary of a VIE is required to consolidate the VIE and to disclose certain information about its significant variable interests in the VIE. The primary beneficiary of a VIE is the entity that has both 1) the power to direct the activities that most significantly impact the entity’s economic performance and 2) the obligation to absorb losses or receive benefits from the entity that could potentially be significant to the VIE.

Dominion Gas purchased shared services from DRS, an affiliated VIE, of approximately $26 million for both the three months ended March 31, 2014 and 2013. Dominion Gas determined that it is not the most closely associated entity with DRS and therefore not the primary beneficiary. DRS provides accounting, legal, finance and certain administrative and technical services to all Dominion subsidiaries, including Dominion Gas. Dominion Gas has no obligation to absorb more than its allocated share of DRS costs.

NOTE 13. COMMITMENTS AND CONTINGENCIES

As a result of issues generated in the ordinary course of business, Dominion Gas is involved in legal proceedings before various courts and is periodically subject to governmental examinations (including by regulatory authorities), inquiries and investigations. Certain legal proceedings and governmental examinations involve demands for unspecified amounts of damages, are in an initial procedural phase, involve uncertainty as to the outcome of pending appeals or motions, or involve significant factual issues that need to be resolved, such that it is not possible for Dominion Gas to estimate a range of possible loss. For such matters that Dominion Gas cannot estimate, a statement to this effect is made in the description of the matter. Other matters may have progressed sufficiently through the litigation or investigative processes such that Dominion Gas is able to estimate a range of possible loss. For legal proceedings and governmental examinations for which Dominion Gas is able to reasonably estimate a range of possible losses, an estimated range of possible loss is provided, in excess of the accrued liability (if any) for such matters. Any accrued liability is recorded on a gross basis with a receivable also recorded for any probable insurance recoveries. Estimated ranges of loss are inclusive of legal fees and net of any anticipated insurance recoveries. Any estimated range is based on currently available information, involves elements of judgment and significant uncertainties and may not represent Dominion Gas’ maximum possible loss exposure. The circumstances of such legal proceedings and governmental examinations will change from time to time and actual results may vary significantly from the current estimate. For current proceedings not specifically reported below, management does not anticipate that the liabilities, if any, arising from such proceedings would have a material effect on Dominion Gas’ financial position, liquidity or results of operations.

Environmental Matters

Dominion Gas is subject to costs resulting from a number of federal, state and local laws and regulations designed to protect human health and the environment. These laws and regulations affect future planning and existing operations. They can result in increased capital, operating and other costs as a result of compliance, remediation, containment and monitoring obligations.

AIR

The CAA, as amended, is a comprehensive program utilizing a broad range of regulatory tools to protect and preserve the nation’s air quality. At a minimum, states are required to establish regulatory programs to address all requirements of the CAA. However, states may choose to develop regulatory programs that are more restrictive. Some of Dominion Gas’ facilities are subject to the CAA’s permitting and other requirements.

In August 2010, the EPA issued revised National Emission Standards for Hazardous Air Pollutants for Reciprocating Internal Combustion Engines. The rule was amended in March 2011 and January 2013. The rule establishes emission standards for control of hazardous air pollutants for engines at smaller facilities, known as area sources. As a result of these regulations, Dominion Gas installed emissions controls on several engines. The

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Company has spent approximately $2 million to date and is evaluating further expenditures. Dominion Gas is unable to estimate the additional potential impacts on results of operations, financial condition and/or cash flows related to this matter.

In August 2012, the EPA issued the first NSPS impacting the natural gas production and gathering sectors and made revisions to the NSPS for natural gas processing and transmission facilities. These rules establish equipment performance specifications and emissions standards for control of volatile organic chemical emissions for natural gas production wells, tanks, pneumatic controllers, and compressors in the upstream sector. Compliance with these rules is required for installations and wells constructed or reconstructed after August 23, 2011. The cost to comply with the NSPS will depend on the number of new wells and new equipment installations subject to the rule; therefore, Dominion Gas is unable to estimate the potential impacts on results of operations, financial condition and/or cash flows related to this matter.

In May 2010, the EPA issued the final Prevention of Significant Deterioration and Title V Greenhouse Gas Tailoring Rule that requires new and modified facilities that exceed certain GHG emission thresholds to obtain permits and meet best available control technology standards. The EPA has issued draft guidance for GHG permitting, including best available control technology. The cost to comply depends on the number of new and modified facilities subject to this rule; therefore, Dominion Gas is unable to estimate the potential impacts on results of operations, financial condition and/or cash flows related to this matter.

SOLID AND HAZARDOUS WASTE

The CERCLA, as amended, provides for immediate response and removal actions coordinated by the EPA in the event of threatened releases of hazardous substances into the environment and authorizes the U.S. government either to clean up sites at which hazardous substances have created actual or potential environmental hazards or to order persons responsible for the situation to do so. Under the CERCLA, as amended, generators and transporters of hazardous substances, as well as past and present owners and operators of contaminated sites, can be jointly, severally, and strictly liable for the cost of cleanup. These potentially responsible parties can be ordered to perform a cleanup, be sued for costs associated with an EPA-directed cleanup, voluntarily settle with the U.S. government concerning their liability for cleanup costs, or voluntarily begin a site investigation and site remediation under state oversight.

From time to time, Dominion Gas may be identified as a potentially responsible party to a Superfund site. The EPA (or a state) can either allow such a party to conduct and pay for a remedial investigation, feasibility study and remedial action or conduct the remedial investigation and action itself and then seek reimbursement from the potentially responsible parties. Each party can be held jointly, severally and strictly liable for the cleanup costs. These parties can also bring contribution actions against each other and seek reimbursement from their insurance companies. As a result, Dominion Gas may be responsible for the costs of remedial investigation and actions under the Superfund law or other laws or regulations regarding the remediation of waste. Dominion Gas does not believe this will have a material effect on results of operations, financial condition and/or cash flows.

Dominion Gas has determined that it is associated with 12 former manufactured gas plant sites. Studies conducted by other companies at their former manufactured gas plant sites have indicated that those sites contain coal tar and other potentially harmful materials. None of the 12 former sites with which Dominion Gas is associated is under investigation by any state or federal environmental agency. Due to the uncertainty surrounding these sites, Dominion Gas is unable to make an estimate of the potential financial statement impacts related to these sites.

Legal Matters

Dominion Gas is the defendant in a number of lawsuits and claims involving unrelated incidents of property damage and personal injury. Due to the uncertainty surrounding these matters, Dominion Gas is unable to make

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an estimate of the potential financial statement impacts, however they could have a material impact on results of operations, financial condition and/or cash flows.

Following the completion of the Appalachian Gateway Project in 2012, DTI received multiple change order requests and other claims for additional payments from a pipeline contractor for the project. In July 2013, DTI filed a complaint in U.S. District Court, Eastern District of Virginia for breach of contract, accounting and declaratory relief. The contractor filed a motion to dismiss, or in the alternative, a motion to transfer venue to Pennsylvania and/or West Virginia, where the pipelines were constructed. DTI filed an opposition to the contractor’s motion in August 2013. In November 2013, the court granted the contractor’s motion on the basis that DTI must first comply with the dispute resolution process. Pursuant to the ruling, DTI intends to mediate the matter. This case is pending. DTI has accrued a liability of approximately $6 million for this matter. Dominion Gas cannot currently estimate additional financial statement impacts, but there could be a material impact on results of operations, financial condition and/or cash flows.

Surety Bonds

As of March 31, 2014, Dominion Gas had purchased $31 million of surety bonds. Under the terms of surety bonds, Dominion Gas is obligated to indemnify the respective surety bond company for any amounts paid.

NOTE 14. CREDIT RISK

Dominion Gas’ accounting policies for credit risk are discussed in Note 19 to the Audited Consolidated Financial Statements contained in Exhibit 99.11(b) to the Report.

In the first quarter of 2014, DTI provided service to approximately 223 customers with 97% of its storage and transportation revenue being provided through firm services. The ten largest customers provided approximately 41% of the total storage and transportation revenue and the 30 largest provided approximately 74% of the total storage and transportation revenue of approximately $190 million. Approximately 97% of the transmission capacity under contract on DTI’s pipeline is subscribed with long-term contracts (two years or greater). The remaining 3% is contracted on a year-to-year basis. Less than 1% of firm transportation capacity is currently unsubscribed. All storage services are subscribed under long-term contracts.

East Ohio distributes natural gas to residential, commercial and industrial customers in Ohio using rates established by the Ohio Commission. Approximately 97% of East Ohio revenues are derived from its regulated gas distribution services. While individual customers of East Ohio have had increased amounts of bad debt in recent years, management believes that this concentration and bad debt risk is mitigated by the regulatory framework established by the Ohio Commission. See Note 12 to the Audited Consolidated Financial Statements contained in Exhibit 99.11(b) to the Report for further information about Ohio’s PIPP and UEX Riders that mitigate East Ohio’s overall credit risk.

NOTE 15. RELATED-PARTY TRANSACTIONS

Dominion Gas engages in related party transactions primarily with other Dominion subsidiaries (affiliates). Dominion Gas’ receivable and payable balances with affiliates are settled based on contractual terms or on a monthly basis, depending on the nature of the underlying transactions. Dominion Gas’ subsidiaries are included in the Dominion consolidated federal income tax return. A discussion of the significant related party transactions follows.

Transactions with Related Parties

Dominion Gas transacts with affiliates for certain quantities of natural gas and other commodities at market prices in the ordinary course of business. Additionally, Dominion Gas provides transportation and storage

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services to affiliates. Dominion Gas also enters into certain other contracts with affiliates, which are presented separately from contracts involving commodities or services. As of March 31, 2014 and December 31 2013, all of Dominion Gas’ commodity and interest rate derivatives were with affiliates. See Note 8 for more information. Dominion Gas participates in certain Dominion benefit plans as described in Note 15. See Note 3 for information regarding sales of assets to an affiliate.

Three Months Ended March 31,	2014	2013
(millions)
Purchases of natural gas and transportation and storage services from affiliates	$2	$2
Sales of natural gas and transportation and storage services to affiliates	25	22

DRS and affiliates provide certain administrative and technical services to Dominion Gas. Dominion Gas provides certain services to affiliates and related parties, including technical services. The costs of these services follow:

Three Months Ended March 31,	2014	2013
(millions)
Services provided by affiliates(1)	$26	$26
Goods and services provided by Dominion Gas to affiliates	3	4
Goods and services provided by Dominion Gas to related parties	9	3

(1)	Includes capitalized expenditures.

The following table presents affiliated activity reflected in Dominion Gas’ Consolidated Balance Sheets:

	March 31, 2014	December 31, 2013
(millions)
Imbalances receivable from affiliates(1)	$12	$6
Imbalances payable to affiliates(2)	2	1
Affiliated notes receivable(3)	6	5

(1)	Amounts are presented in other current assets in Dominion Gas’ Consolidated Balance Sheets.
(2)	Amounts are presented in other current liabilities in Dominion Gas’ Consolidated Balance Sheets.
(3)	Amounts are presented in other deferred charges and other assets in Dominion Gas’ Consolidated Balance Sheets.

Dominion Gas’ borrowings under the IRCA totaled $1.3 billion at both March 31, 2014 and December 31, 2013. Interest charges related to Dominion Gas’ total borrowings from Dominion were $1 million and $11 million for the three months ended March 31, 2014 and 2013, respectively. Dominion Gas deferred $4 million of interest and related charges as a regulatory asset for the three months ended March 31, 2013.

NOTE 16. EMPLOYEE BENEFIT PLANS

Dominion Gas participates in certain Dominion benefit plans as described in Note 17 to the Audited Consolidated Financial Statements contained in Exhibit 99.11(b) to the Report. At March 31, 2014 and December 31, 2013, Dominion Gas’ amounts due from Dominion associated with the Dominion Pension Plan and reflected in noncurrent pension and other postretirement benefit assets in the Consolidated Balance Sheets were $586 million and $577 million, respectively. At March 31, 2014 and December 31, 2013, Dominion Gas’ amounts due to Dominion associated with the Dominion Retiree Health and Welfare Plan and reflected in other deferred credits and other liabilities in the Consolidated Balance Sheets were $12 million and $14 million, respectively.

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The components of Dominion Gas’ provision for net periodic benefit credit for employees represented by collective bargaining units were as follows:

	Pension Benefits		Other Postretirement Benefits
Three Months Ended March 31,	2014	2013	2014	2013
(millions)
Service cost	$3	$3	$1	$2
Interest cost	7	6	3	3
Expected return on plan assets	(29)	(25)	(5)	(5)
Amortization of prior service credit	—	—	—	(1)
Amortization of net actuarial loss	5	7	—	1

Net periodic benefit credit	$(14)	$(9)	$(1)	$—

Employer Contributions

During the three months ended March 31, 2014, Dominion Gas made no contributions to its defined benefit pension plans or other postretirement benefit plans. Dominion Gas expects to contribute approximately $12 million to its other postretirement benefit plans through Voluntary Employees’ Beneficiary Associations, for both employees represented by collective bargaining units and employees not represented by collective bargaining units, during the remainder of 2014.

NOTE 17. OPERATING SEGMENT

Dominion Gas is organized primarily on the basis of products and services sold in the U.S. Dominion Energy, the Company’s primary operating segment, consists of natural gas transmission, storage, gathering, processing and distribution.

Dominion Gas also reports a Corporate and Other segment.

The Corporate and Other Segment primarily includes specific items attributable to Dominion Gas’ operating segment that are not included in profit measures evaluated by executive management in assessing the segment’s performance and the effect of certain items recorded at Dominion Gas as a result of Dominion’s basis in the net assets contributed.

In both the three months ended March 31, 2014 and 2013, Dominion Gas reported after-tax net expenses of $2 million in the Corporate and Other segment, with none of these net expenses attributable to specific items related to its operating segment.

The following table presents segment information pertaining to Dominion Gas’ operations:

	Dominion Energy	Corporate and Other	Consolidated Total
(millions)
Three Months Ended March 31, 2014
Operating revenue	$569	$—	$569
Net income (loss)	166	(2)	164

Three Months Ended March 31, 2013
Operating revenue	$586	$—	$586
Net income (loss)	140	(2)	138

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